                                                                    Exhibit 2.1







                            ASSET PURCHASE AGREEMENT



                                     among

                          HEALTHCARE RECOVERIES, INC.,
                               SUBRO-AUDIT, INC.,
                           O'DONNELL LEASING COMPANY,
                              KEVIN M. O'DONNELL,
                                      and
                                 LEAH LAMPONE.





                             As of January 3, 1999

                               TABLE OF CONTENTS


ARTICLE 1
ASSET PURCHASE AND SALE...........................................................................................2
         Section 1.1  Agreement to Sell...........................................................................2
         Section 1.2  Included Assets.............................................................................2
         Section 1.3  Excluded Assets.............................................................................3
         Section 1.4  Agreement to Purchase.......................................................................4
         Section 1.5  The Purchase Price..........................................................................4
         Section 1.6  Payment of Purchase Price; Closing; Subsequent Closing......................................4
         Section 1.7  Additional Closing Dates; Earn-out Payments.................................................6
         Section 1.8  Valuation For Tax Reporting Purposes.......................................................15
         Section 1.9  Assumption of Assumed Obligations..........................................................15
         Section 1.10 Excluded Liabilities.......................................................................15
         Section 1.11 Prorations.................................................................................17


ARTICLE 2
CLOSING; SUBSEQUENT CLOSING; ITEMS TO BE DELIVERED;
FURTHER ASSURANCES
         Section 2.1  Closing....................................................................................17
         Section 2.2  Items to be Delivered at Closing...........................................................17
         Section 2.3  Items to be Delivered at Subsequent Closing................................................18
         Section 2.4  Further Assurances.........................................................................18


ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS.......................................................19
         Section 3.1  Organization...............................................................................19
         Section 3.2  Authorization..............................................................................19
         Section 3.3  No Interest in Other Entities..............................................................20
         Section 3.4  Absence of Restrictions and Conflicts......................................................20
         Section 3.5  Ownership of Assets and Related Matters....................................................21
         Section 3.6  Financial Statements.......................................................................22
         Section 3.7  No Undisclosed Liabilities.................................................................23
         Section 3.8  Absence of Certain Changes.................................................................23
         Section 3.9  Legal Proceedings..........................................................................24
         Section 3.10 Compliance with Law........................................................................24
         Section 3.11 Subrogation, Reimbursement and Legal Matters...............................................24

         Section 3.12 SAI Material Contracts.....................................................................25
         Section 3.13 SAI Client Contracts.......................................................................26
         Section 3.14 Tax Returns; Taxes.........................................................................26
         Section 3.15 Officers, Directors and Employees..........................................................27
         Section 3.16 Employee Benefit Plans.....................................................................27
         Section 3.17 Labor Relations............................................................................28
         Section 3.18 Insurance..................................................................................28
         Section 3.19 Environmental Matters......................................................................28
         Section 3.20 Patents, Trademarks, Trade Names...........................................................29
         Section 3.21 SAI Computer Software and Hardware.........................................................29
         Section 3.22 Billing and Collection Practices...........................................................31
         Section 3.23 Transactions with Affiliates...............................................................32
         Section 3.24 Accounts Receivable........................................................................32
         Section 3.25 Brokers, Finders and Investment Bankers....................................................32
         Section 3.26 Disclosure.................................................................................33


ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................................................33
         Section 4.1  Organization...............................................................................33
         Section 4.2  Authorization..............................................................................33
         Section 4.3  Absence of Restrictions and Conflicts......................................................33
         Section 4.4  Disclosure.................................................................................34
         Section 4.5  Sellers Representations and Warranties.....................................................34


ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS.................................................................................34
         Section 5.1  Conduct of Business by Sellers.............................................................34
         Section 5.2  Inspection and Access to Information.......................................................36
         Section 5.3  No Solicitation; Acquisition Proposals.....................................................36
         Section 5.4  Best Efforts; Further Assurances; Cooperation..............................................36
         Section 5.5  Public Announcements.......................................................................38
         Section 5.6  Financial Statements.......................................................................38
         Section 5.7  Supplements to Disclosure Letters..........................................................38
         Section 5.8  Liability for Benefits/Withdrawal from Plans...............................................39


         Section 5.9  Employment Matters.........................................................................40
         Section 5.10 Noncompetition and Nonsolicitation Agreements..............................................41
         Section 5.11 Books and Records..........................................................................41
         Section 5.12 Substitution of Counsel; Attorney's Liens..................................................41
         Section 5.13 Notice to Lenders..........................................................................41

ARTICLE 6
CONDITIONS.......................................................................................................42
         Section 6.1  Conditions to Each Party's Obligations.....................................................42
         Section 6.2  Conditions to Obligations of Purchaser.....................................................42
         Section 6.3  Conditions to Obligations of Sellers.......................................................43


ARTICLE 7
TERMINATION......................................................................................................44
         Section 7.1  Termination and Abandonment................................................................44
         Section 7.2  Specific Performance and Other Remedies....................................................44
         Section 7.3  Effect of Termination......................................................................45


ARTICLE 8
INDEMNIFICATION..................................................................................................45
         Section 8.1  Indemnification Obligations of the Shareholders and Sellers................................45
         Section 8.2  Indemnification Obligations of Purchaser...................................................46
         Section 8.3  Indemnification Procedure..................................................................46
         Section 8.4  Claims Period..............................................................................48
         Section 8.5  Liability Limits...........................................................................49
         Section 8.6  Jurisdiction and Forum.....................................................................50
         Section 8.7  Compliance with Bulk Sales Laws............................................................51
         Section 8.8  Sole Remedy................................................................................51


ARTICLE 9
MISCELLANEOUS PROVISIONS.........................................................................................51
         Section 9.1  Notices....................................................................................51
         Section 9.2  Disclosure Letters and Exhibits............................................................52
         Section 9.3  Time of the Essence; Computation of Time...................................................52
         Section 9.4  Assignment; Successors in Interest.........................................................53
         Section 9.5  Investigations; Representations and Warranties.............................................53
         Section 9.6  Number; Gender.............................................................................53
         Section 9.7  Captions...................................................................................53
         Section 9.8  Sellers' Executives, Knowledge.............................................................53
         Section 9.9  Controlling Law; Integration, Amendment....................................................53
         Section 9.10 Severability...............................................................................54
         Section 9.11 Counterparts...............................................................................54
         Section 9.12 Enforcement of Certain Rights..............................................................54
         Section 9.13 Waiver.....................................................................................54
         Section 9.14 Fees and Expenses..........................................................................55

                                 DEFINED TERMS

TERM                                                                                                      SECTION
----                                                                                                      -------

Active Client..........................................................................................   1.7(c)
Acquisition Proposal...................................................................................   5.3
Agreement..............................................................................................   Page 1
Andersen...............................................................................................   1.6(f)
Annualized Stub Period Revenue.........................................................................   1.7(c)
Assets.................................................................................................   1.1
Assumed Obligations....................................................................................   1.9
Business...............................................................................................   Page 1
Business Employees.....................................................................................   1.7(c)
Change in Control......................................................................................   5.4(f)
Claims Period..........................................................................................   8.4
Closing................................................................................................   2.1
Closing Consents.......................................................................................   2.2(a)
Closing Date...........................................................................................   2.1
Closing Date Balance Sheet.............................................................................   1.6(e)
Closing Payment....................................................................................       1.6(c)
Code...................................................................................................   1.8
Earn-Out Interest Date.................................................................................   1.7(i)
EEOC...................................................................................................   3.17
Electronic Interfaces..................................................................................   3.21(i)
Employee Benefit Plans.................................................................................   3.16
Employee Production Target.............................................................................   1.7(c)
Employees..............................................................................................   5.9(a)
ERISA..................................................................................................   3.16
Escrow Account.........................................................................................   1.7(a)
Escrow Agent...........................................................................................   1.6(a)
Escrow Agreement.......................................................................................   1.6(a)
Excluded Assets........................................................................................   1.3
Excluded Liabilities...................................................................................   1.10
Existing Customers.....................................................................................   1.7(c)
Final Claim............................................................................................   8.3(c)
Final Closing Date Balance Sheet.......................................................................   1.6(f)
Final Working Capital Amount...........................................................................   1.6(c)
First Additional Closing Date..........................................................................   1.7(c)
First Anniversary Date.................................................................................   1.7(c)
First Earn-Out Payment.................................................................................   1.7(c)
First Residual.........................................................................................   1.7(c)
First Year Employee Production Amount..................................................................   1.7(c)
First Year Georgia Blue Amount.........................................................................   1.7(c)

First Year Key Client Amount...........................................................................   1.7(c)
First Year New Lives Amount............................................................................   1.7(c)
First Year Period......................................................................................   1.7(d)
First Year Provident Amount............................................................................   1.7(c)
First Year Revenue Factor..............................................................................   1.7(c)
First Year Revenue Maintenance Amount..................................................................   1.7(c)
First Year Revenue of the Business.....................................................................   1.7(c)
First Year Statement of Operations.....................................................................   1.7(d)
Full Electronic Service................................................................................   1.7(c)
GAAP...................................................................................................   1.6(d)
HRI Employees..........................................................................................   1.7(c)
HRI Subrogation Recoveries.............................................................................   1.7(c)
Indemnified Party......................................................................................   8.3(a)
Indemnifying Party.....................................................................................   8.3(a)
Independent Accountants................................................................................   1.6(e)
Intellectual Property..................................................................................   3.20
Kevin O'Donnell........................................................................................   Page 1
Key Employees of the Business..........................................................................   5.9(b)
Known to the Sellers' Executives.......................................................................   9.8
Leah Lampone...........................................................................................   Page 1
Licensed Intellectual Property.........................................................................   3.20
List of Minimum Data Elements..........................................................................   3.21(i)
Material Adverse Effect on the Business................................................................   3.1
Material Licenses......................................................................................   3.10
NASDAQ/NMS.............................................................................................   4.3
Negative Working Capital Balance.......................................................................   1.6(c)
New Covered Lives......................................................................................   1.7(c)
New Lives..............................................................................................   1.7(c)
NLRB...................................................................................................   3.17
O'Donnell Law Offices..................................................................................   1.3(e)
O'Donnell Law Practice.................................................................................   3.11(b)
ODL....................................................................................................   Page 1
Partnership Agreement..................................................................................   3.1
Permitted Liens........................................................................................   3.5(a)
Positive Working Capital Balance.......................................................................   1.6(c)
Preliminary Closing Date Balance Sheet.................................................................   1.6(d)
Preliminary Closing Payment............................................................................   1.6(a)
Preliminary Working Capital Amount.....................................................................   1.6(c)
Premises...............................................................................................   3.19
Proprietary Intellectual Property......................................................................   3.20
Purchase Price.........................................................................................   1.5
Purchaser..............................................................................................   Page 1
Purchaser Ancillary Documents..........................................................................   8.2(b)

Purchaser Disclosure Letter............................................................................   Page 33
Purchaser Indemnified Parties..........................................................................   8.1
Purchaser Losses.......................................................................................   8.1
Real Property Leases...................................................................................   3.5(a)
Real Property..........................................................................................   3.5(a)
Recoveries Per Business Employee.......................................................................   1.7(c)
Recoveries Per HRI Employee............................................................................   1.7(c)
Referral Agency........................................................................................   3.17
Related Party Agreement................................................................................   3.23
Remaining SAI Employees................................................................................   5.9(a)
Retained Records.......................................................................................   1.3(b)
Revenue of the Business................................................................................   1.7(c)
Rules for Arbitration..................................................................................   1.7(g)
SAI....................................................................................................   Page 1
SAI Ancillary Documents................................................................................   8.1(b)
SAI Basket Amount......................................................................................   8.5(a)
SAI Business Practices.................................................................................   3.11(a)
SAI Client Contracts...................................................................................   3.13
SAI Hardware...........................................................................................   3.21(g)
SAI Indemnified Parties................................................................................   8.2
SAI License Agreements.................................................................................   3.21(b)
SAI Licensed Software..................................................................................   3.21(a)
SAI Losses.............................................................................................   8.2
SAI Material Contracts.................................................................................   3.12
SAI Proprietary Software...............................................................................   3.21(a)
SAI Software...........................................................................................   3.21(a)
Scheduled Leases.......................................................................................   3.5(b)
Second Additional Closing Date.........................................................................   1.7(c)
Second Anniversary Date................................................................................   1.7(e)
Second Earn-Out Payment................................................................................   1.7(e)
Second Residual........................................................................................   1.7(e)
Second Year Employee Production Amount.................................................................   1.7(e)
Second Year Georgia Blue Amount........................................................................   1.7(e)
Second Year Key Client Amount..........................................................................   1.7(e)
Second Year New Lives Amount...........................................................................   1.7(e)
Second Year Period.....................................................................................   1.7(f)
Second Year Provident Amount...........................................................................   1.7(e)
Second Year Revenue Factor.............................................................................   1.7(e)
Second Year Revenue of the Business....................................................................   1.7(e)
Second Year Revenue Maintenance Amount.................................................................   1.7(e)
Second Year Statement of Operations....................................................................   1.7(f)
Sellers................................................................................................   Page 1
Sellers Disclosure Letter..............................................................................   Page 19

Sellers' Cap Amount....................................................................................   8.5(b)
Sellers' Executives....................................................................................   9.8
Sellers' Financial Statements..........................................................................   3.6
Shareholders...........................................................................................   Page 1
Stub Period............................................................................................   1.7(c)
Stub Period Revenue....................................................................................   1.7(c)
Subsequent Closing.....................................................................................   1.6(f)
The best knowledge of the Sellers' Executives..........................................................   9.8
WARN Act...............................................................................................   5.9(e)
Wisconsin Business Corporation Law.....................................................................   3.2

                                    EXHIBITS

EXHIBIT                                                                                                    NUMBER
-------                                                                                                    ------

Closing Consent........................................................................................    6.2

Escrow Agreement.......................................................................................    1.6(a)

Excluded Assets........................................................................................    1.3

Excluded Liabilities...................................................................................    1.10(g)

Form of Employment Agreement for Key Employees.........................................................    5.9(b)(ii)

Form of Employment Agreement for Kevin O'Donnell.......................................................    6.2(j)

Form of Employment Agreement for Margaret O'Donnell....................................................    5.9(b)(iii)

Form of Opinion of Godfrey & Kahn......................................................................    6.2(c)

Form of Opinion of King & Spalding.....................................................................    6.3(c)

Liabilities Undertaking................................................................................    2.2(b)

List of Key Employees of the Business..................................................................    5.9(b)(i)

List of Minimum Data Elements..........................................................................    3.21(i)

Long-Term SAI Client Contracts.........................................................................    6.2(f)

Noncompetition and Nonsolicitation Agreement...........................................................    5.10

Operational Guidelines.................................................................................    1.7(h)

Purchaser Letter.....................................................................................      6.2(i)

Schedule of Liabilities and Obligations Relating to Employee
Benefit Plans and Arrangements.........................................................................    1.10(e)

                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT, dated as of January 3, 1999 (the "Agreement"), by and among, HEALTHCARE RECOVERIES, INC., a Delaware corporation ("Purchaser"), SUBRO-AUDIT, INC. a Wisconsin corporation ("SAI"), O'DONNELL LEASING COMPANY, a Wisconsin general partnership ("ODL"), (SAI and ODL shall collectively be referred to as the "Sellers"), KEVIN M. O'DONNELL, a resident of the State of Wisconsin ("Kevin O'Donnell") and LEAH LAMPONE, a resident of the State of Wisconsin ("Leah Lampone" and together with Kevin O'Donnell, hereinafter collectively referred to as the "Shareholders").


                              W I T N E S S E T H:

         WHEREAS, Kevin O'Donnell and Leah Lampone own all of the outstanding capital stock of SAI;

         WHEREAS, Kevin O'Donnell and Leah Lampone are the sole general partners of ODL;

         WHEREAS, SAI and ODL operate a subrogation and related recovery services business which provides, among other things, subrogation and related recovery services for healthcare payors (collectively, the "Business");

         WHEREAS, Purchaser is engaged in the business of, among other things, subrogation and related recovery services for healthcare payors; and

         WHEREAS, the Shareholders, Sellers and Purchaser desire to enter into this Agreement pursuant to which Sellers propose to sell to Purchaser and Purchaser proposes to purchase from Sellers substantially all of the assets and properties of the Business, and Purchaser proposes to assume certain of the liabilities of the Business, and the Shareholders desire to provide certain representations, warranties, covenants and agreements relating thereto.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                            ASSET PURCHASE AND SALE

         Section 1.1 Agreement to Sell. At the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article 1, Sellers shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Sellers in and to (a) the Business as a going concern and
(b) except for Excluded Assets (as hereinafter defined) all of the assets, properties and rights of Sellers constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights being purchased hereunder are hereinafter collectively referred to as the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except Permitted Liens (as hereinafter defined) and Assumed Obligations (as hereinafter defined).

         Section 1.2 Included Assets. Except as otherwise expressly set forth in Section 1.3 hereof, the Assets shall include without limitation the following assets, properties and rights of Sellers used in the conduct of, or generated by, or constituting a part of, the Business:

                  (a) All rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

                  (b) All machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods and other tangible personal property;

                  (c) All technologies, methods, formulations, databases, trade secrets, knowhow, inventions and other intellectual property and intangible personal property;

                  (d) All computer software (including documentation and related object and source codes) developed or under development, to the extent that Sellers have the right to transfer such software to Purchaser;

                  (e) All land, structures, improvements and fixtures, and all water lines, rights of way, uses, licenses, easements, hereditaments, tenements and appurtenances belonging or appertaining thereto;

                  (f) All prepaid items, unbilled costs and fees, accounts, notes and other receivables;

                  (g) All cash or cash equivalents in transit, in hand or in bank accounts relating to client, trust or petty cash accounts maintained by Sellers in connection with the Business;

                  (h) All supplies and inventories and office and other supplies;

                  (i) All rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor;

                  (j) All rights or choices in action arising out of occurrences before or after the Closing, including without limitation, all rights to recovery claims and all rights under express or implied warranties relating to the Assets;

                  (k) All assets and properties reflected on the Final Closing Date Balance Sheet (as hereinafter defined); and

                  (l) Except for the Retained Records (as hereinafter defined), all information, files, records, data, plans, contracts and recorded knowledge, including client and vendor lists, related to the foregoing.

         Section 1.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Assets shall not include any of the following (hereinafter collectively referred to as "Excluded Assets"):

                  (a)      Certain personal assets of Shareholders listed on
         Exhibit 1.3 hereto;

                  (b) The corporate seal, certificate of incorporation, partnership agreement, minute book, stock book, partnership records, tax returns, tax records or other constituent records relating to SAI or ODL (collectively, the "Retained Records");

                  (c) The rights which accrue to Sellers and the Shareholders under this Agreement;

                  (d) Any deposit, claim, right of offset, refund or claim against clients of the Business arising prior to the Closing, except to the extent any such deposit, claim, right of offset, refund or claim against clients of the Business is reflected as an asset on the Final Closing Date Balance Sheet or arises in connection with the operation of the Business following the Closing; and

                  (e) Rights in and to the name "O'Donnell Law Offices" and variations and deviations thereof.

         Section 1.4 Agreement to Purchase. At the Closing, Purchaser shall purchase the Assets from Sellers, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Sellers and Shareholders contained herein, in exchange for the Purchase Price (as hereinafter defined) and the assumption by Purchaser of the Assumed Obligations (as hereinafter defined) as provided in Section 1.9 hereof.

         Section 1.5 The Purchase Price. The purchase price (the "Purchase Price") for the Assets shall be an amount equal to the sum of: (a) Twenty-Four Million Four Hundred Thousand Dollars ($24,400,000); (b) the Final Working Capital Amount (as hereinafter defined); (c) the First Earn-Out Payment (as hereinafter defined), if any; and (d) the Second Earn-Out Payment (as hereinafter defined), if any.

         Section 1.6       Payment of Purchase Price; Closing; Subsequent
 Closing.

                  (a) At the Closing, Purchaser shall deliver to: (i) Sellers an amount equal to the sum of the Closing Payment (as hereinafter defined) and the Preliminary Working Capital Amount (as hereinafter defined), such amount to be hereinafter referred to as the "Preliminary Closing Payment"; and (ii) the escrow agent (the "Escrow Agent") under that certain Escrow Agreement in the form attached hereto as Exhibit 1.6(a) (the "Escrow Agreement") an amount equal to Eight Million Nine Hundred Thousand Dollars ($8,900,000.00), which funds shall be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement. All amounts to be delivered by Purchaser at Closing shall be made by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided by Sellers in the case of payments contemplated by
         Section 1.6(a) (i) above and the Escrow Agent in the case of the payments contemplated by Section 1.6(a) (ii) above.

                  (b) At the Subsequent Closing (as hereinafter defined), Purchaser shall pay to Sellers an amount equal to any Positive Working Capital Balance (as hereinafter defined) or Sellers shall pay to Purchaser an amount equal to any Negative Working Capital Balance (as hereinafter defined). Purchaser and Sellers agree to instruct the Escrow Agent in writing to disburse at the Subsequent Closing funds held under the Escrow Agreement to satisfy any Positive Working Capital Balance due Sellers and any Negative Working Capital Balance due Purchaser hereunder. Purchaser and Sellers agree that to the extent the funds held under the Escrow Agreement are insufficient to satisfy any Positive Working Capital Balance due Sellers or any Negative Working Capital Balance due Purchaser, Purchaser or Sellers, as the case may be, shall deliver to the other at the Subsequent Closing by wire transfer of immediately available funds an amount equal to any such shortfall.

                  (c) For purposes hereof, the: (i) "Preliminary Working Capital Amount" shall mean an amount equal to the difference between the current assets and the Assumed Obligations which are reflected as liabilities of the Sellers, each as set forth on the

         Preliminary Closing Date Balance Sheet (as hereinafter defined); (ii) "Positive Working Capital Balance" shall mean the amount, if any, by which the Final Working Capital Amount (as hereinafter defined) shall exceed the Preliminary Working Capital Amount; (iii) "Negative Working Capital Balance" shall mean the amount, if any, by which the Preliminary Working Capital Amount shall exceed the Final Working Capital Amount; (iv) "Final Working Capital Amount" shall mean an amount equal to the current assets of the Sellers, less the Assumed Obligations which are reflected as liabilities of Sellers, each as set forth on the Final Closing Date Balance Sheet (as hereinafter defined); and (v) "Closing Payment" shall mean an amount equal to Twenty Four Million Two Hundred Thousand Dollars ($24,200,000.00).

                  (d) On or prior to the Closing Date, Sellers shall deliver to Purchaser a balance sheet of Sellers as of the Closing Date (or as close thereto as is reasonably practicable), which balance sheet shall be prepared in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied (the "Preliminary Closing Date Balance Sheet"), together with a certificate executed by each of the Shareholders attesting that such accompanying balance sheet has been prepared in accordance with the requirements of this
         Section 1.6(d).

                  (e) On the Closing Date, Purchaser and Sellers shall cause to have prepared and delivered to Purchaser, Sellers and the Independent Accountants (as hereinafter defined) not later than forty five (45) days following the Closing Date a draft balance sheet of the Sellers as of the Closing Date, which balance sheet shall be prepared in accordance with GAAP and Sellers' standard accounting policies and practices consistently applied and will be audited by the Independent Accountants. Purchaser and Sellers shall have twenty (20) days from receipt of such draft balance sheet to provide to the Independent Accountants any comments, input and supporting documentation they consider relevant with respect to the preparation of such balance sheet. In order to facilitate such review, each of Purchaser and Sellers shall have access to all work papers and calculations of the Independent Accountants used in preparing the draft balance sheet. The Independent Accountants shall thereafter finalize such balance sheet no later than seventy-five (75) days from the Closing Date and deliver the same to Purchaser and Sellers (the "Closing Date Balance Sheet"). The fees and expenses of the Independent Accountants shall be shared equally by the Purchaser, on the one hand, and the Sellers, on the other. Purchaser and Sellers agree to reasonably cooperate with the Independent Accountants and each other to facilitate the preparation of the Closing Date Balance Sheet. As used herein, the term "Independent Accountants" shall mean Pricewaterhouse Coopers L.L.P. or such other independent accounting firms as Purchaser and Sellers shall agree upon.

                  (f) Purchaser and Sellers shall have a period of fifteen (15) days from receipt of the Closing Date Balance Sheet to elect to dispute all or any part of such Closing Date Balance Sheet. To the extent that neither Purchaser nor Sellers shall have elected to dispute all or any part of such Closing Date Balance Sheet during such fifteen (15) day period, then the Closing Date Balance Sheet shall constitute the Final Closing Date Balance Sheet hereunder. To the extent that either Purchaser or Sellers shall have elected to dispute all or any part of such Closing Date Balance Sheet during such fifteen (15) day period, then the party or parties disputing such Closing Date Balance Sheet shall submit such dispute to Arthur Andersen, L.L.P. ("Andersen") to review and resolve such dispute and finalize the Closing Date Balance Sheet, and such review and resolution shall be final and conclusive. In order to facilitate such review, Andersen shall have access to all work papers and calculations of the Independent Accountants used in preparing the Closing Date Balance Sheet and shall have access to the representatives of the Independent Accountants who prepared the Closing Date Balance Sheet. Andersen shall thereafter resolve such disputed items and finalize such Closing Date Balance Sheet no later than twenty (20) days from the date of Andersen's retention hereunder and shall deliver such final balance sheet to Purchaser and Sellers. The final balance sheet delivered to Purchaser and Sellers by Andersen hereunder shall constitute the Final Closing Date Balance Sheet hereunder. The fees and expenses of Andersen shall be shared equally by the Purchaser, on the one hand, and the Sellers, on the other. The subsequent closing (the "Subsequent Closing") shall take place within five (5) business days of the receipt by Purchaser and Sellers of the Final Closing Balance Sheet at such time and location as Purchaser and Sellers shall agree.

         Section 1.7       Additional Closing Dates; Earn-out Payments.

                  (a) On the First Additional Closing Date (as hereinafter defined), Purchaser and Sellers shall jointly instruct the Escrow Agent in writing to disburse from the escrow account established under the Escrow Agreement (the "Escrow Account") the following amounts to the following parties: (i) the First Earn-Out Payment to the Sellers together with interest earned on the First Earn Out Payment from the First Anniversary Date (as hereinafter defined) to the date of payment; and (ii) the First Residual (as hereinafter defined) to the Purchaser. All disbursements from the Escrow Account pursuant to this Section 1.7(a) shall be made by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided to the Escrow Agent by Sellers and Purchaser.

                  (b) On the Second Additional Closing Date (as hereinafter defined), Purchaser and Sellers shall jointly instruct the Escrow Agent in writing to disburse from the Escrow Account the following amounts to the following parties: (i) the Second Earn-Out Payment to the Sellers together with interest earned on the Second Earn Out Payment from the Second Anniversary Date (as hereinafter defined) to the date of payment; and (ii) the Second Residual (as hereinafter defined) to the Purchaser. All disbursements from the Escrow Account pursuant to this Section 1.7(b) shall be made by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided to the Escrow Agent by Sellers and Purchaser.

                  (c) For purposes hereof, the: (i) "First Earn-Out Payment" shall mean the sum of the following amounts (A) the First Year Revenue Maintenance Amount (as hereinafter defined), (B) the First Year New Lives Amount (as hereinafter defined), (C) the First Year Key Client Amount (as hereinafter defined), and (D) the First Year Employee Production Amount (as hereinafter defined); (ii) "First Year Revenue Maintenance Amount" shall mean an amount equal to the product obtained by multiplying One Million Five Hundred Thousand Dollars ($1,500,000.00) by the First Year Revenue Factor (as hereinafter defined), provided, however, that the First Year Revenue Maintenance Amount shall not be greater than One Million Five Hundred Thousand Dollars ($1,500,000.00) and shall not be less than Zero Dollars ($0.00); (iii) "First Year Revenue Factor" shall mean a fraction, the numerator of which shall be equal to the First Year Revenue of the Business (as hereinafter defined) and the denominator of which shall be equal to the Annualized Stub Period Revenue (as hereinafter defined); (iv) "First Year Revenue of the Business" shall mean an amount equal to the Revenue of the Business (as hereinafter defined) as set forth on the First Year Statement of Operations (as hereinafter defined), provided, however, that if the Revenue of the Business as set forth on the First Year Statement of Operations is equal to or less than an amount equal to eighty percent (80%) of the Annualized Stub Period Revenue, then the First Year Revenue of the Business shall mean an amount equal to Zero Dollars ($0.00); (v) "Revenue of the Business" shall mean, with respect to a particular period of time, the revenues of the Business for such period determined in accordance with GAAP and arising solely from (A) subrogation and recovery services provided to customers of the Business who were customers of the Business as of the Closing Date ("Existing Customers"), (B) subrogation and recovery services provided by the Business with respect to New Lives (as hereinafter defined),
         (C) new recovery services (e.g., overpayments, COB, fraud and abuse, bill audit services or similar new services) which are provided by the Business or a Purchaser related entity to customers of the Business and (D) legal services provided by the Business to customers of the Business; (vi) "Annualized Stub Period Revenue" shall mean an amount equal to the annualized revenue of the Business resulting from subrogation, related claims recovery services and related legal services provided to customers of the Business (but specifically excluding revenue resulting from third-party rental arrangements unrelated to the operations of the Business, interest income and other similar matters) during the twelve month period ending December 31, 1998, which amount shall be calculated by (A) determining the amount of such revenue for the stub-period commencing January 1, 1998 and ending on the last day of the calendar month immediately preceding the calendar month in which the Closing occurs (the "Stub Period") in accordance with GAAP, which stub period revenue shall be derived from the audited financial statements of the Business filed by Purchaser with the Securities and Exchange Commission (the "Stub-Period Revenue"), and (B) annualizing the Stub Period Revenue by multiplying such amount by a fraction, the numerator of which shall be twelve (12) and the denominator of which shall be the number of calendar months included in the Stub Period; (vii) "New Lives" shall mean lives that are covered by a contract between the customer and the Business and that are subject to Full Electronic Service (as hereinafter defined) and which arise solely from (A) Existing Customers that were "manual" or "referral" customers of the Business as of September 1, 1998 and who are converted to Full Electronic Service during the applicable period in question, (B) new covered lives arising during the applicable period in question from the extension by the Business of services to new lives of an Existing Customer, other than new lives arising after September 1, 1998 as a result of the provision by customers of the Business of insurance, claims administration or other services to new clients of such customers; and (C) New Covered Lives (as hereinafter defined), provided, however, that any lives lost by the Business after September 1, 1998 and before the Closing Date shall be subtracted from New Lives; (viii) "New Covered Lives" shall mean new lives secured by the Business following September 1, 1998 from a new customer of the Business other than a new customer who was under contract with the Purchaser as of September 1, 1998, provided, however, that New Covered Lives shall not include (A) any lives which are residents of Virginia, Missouri, Kansas, Arizona or Nevada unless such lives are governed by ERISA (as hereinafter defined) provisions which exempt them from state-specific legal restrictions on subrogation and TPL recoveries,
         (B) fifty percent (50%) of any new lives which are residents of Connecticut, New York, New Jersey, and Michigan and which are not governed by ERISA provisions which exempt them from state-specific legal restrictions on subrogation and TPL recoveries; and (C) any new lives sold by the Business on terms and conditions that are less favorable to the Business than the customary terms and conditions in effect for clients of the Business as of the Closing Date, it being understood and agreed that new customer contracts with pricing at 30% inclusive of plaintiff's attorneys fees or 25% exclusive of plaintiff's attorney fees will be deemed customary and acceptable for purposes of this definition; (ix) "Full Electronic Service" shall mean customer relationships that provide sufficient data, including, but not limited to those data elements listed on Exhibit 3.21(i) attached hereto, in machine-readable format to allow the Business to use its current proprietary processes for: (A) identification of injured persons; (B) acquisition of data regarding medical treatment of injured persons, treating providers and costs incurred for such treatments; and (C) contact of injured persons to determine causes of injuries; (x) "First Year New Lives Amount" shall mean an amount equal to the product obtained by multiplying the number of New Lives as set forth on the First Year Statement of Operations by One Dollar ($1.00); provided, however, that the First Year New Lives Amount shall not be greater than Two Million Dollars ($2,000,000.00) and shall not be less than Zero Dollars ($0.00); (xi) "First Year Key Client Amount" shall mean an amount equal to the sum of the First Year Georgia Blue Amount (as hereinafter defined) and the First Year Provident Amount (as hereinafter defined); (xii) "First Year Georgia Blue Amount" shall mean an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) if, and only if, Blue Cross/Blue Shield of Georgia is an Active Client (as hereinafter defined) of the Business as of the First Anniversary Date (as hereinafter defined) and shall mean an amount equal to Zero Dollars ($0.00) if Blue Cross/Blue Shield of Georgia is not an Active Client of the Business as of the First Anniversary Date;
         (xiii) "First Anniversary Date" shall mean December 31, 1999; (xiv) "First Year Provident Amount" shall mean an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) if, and only if, Provident is an Active Client of the Business as of the First Anniversary Date and shall mean an amount equal to Zero Dollars ($0.00) if Provident is not an Active Client of the Business as of the First Anniversary Date;
         (xv) "Active Client" shall mean (A) the particular client in question has not terminated its contract with the Business (or to the extent there is not a written contract with the Business as of the Closing Date, then the principal terms of the relationship between the Business and the customer in effect as of the Closing Date), has continued the contract (or to the extent there is not a written contract with the Business as of the Closing Date, then the principal terms of the relationship between the Business and the customer in effect as of the Closing Date) on substantially the same terms as those existing between the Business and such client as of the date hereof and has not reduced the scope of services provided by the Business to such client as of the date hereof, other than such reduction in scope of services which arises in the ordinary course of business as a result of the termination by customers of such client of their relationship with such client or by the decision of the customer to reduce the scope of such services, (B) the terms of the contract between the particular client in question and the Business have not been changed with respect to fees by the client and the Business, in any manner that would reduce the annual revenue percentage potential for such client below ninety percent (90%) of the aggregate revenue received from the particular client in question as reflected in the Annualized Stub Period Revenue, and (C) there has been no material increase in service levels provided to the particular client in question which have not been off-set by commensurate increases in the fees charged such client for such services; (xvi) "First Year Employee Production Amount" shall mean an amount equal to Five Hundred Thousand Dollars ($500,000.00) if, and only if, the Employee Production Target (as hereinafter defined) as set forth on the First Year Statement of Operations is equal to or greater than seventy five percent (75%) and shall be equal to Zero Dollars ($0.00) if the Employee Production Target as set forth on the First Year Statement of Operations is less than seventy five percent (75%); (xvii) "Employee Production Target" shall mean, for the applicable period in question, the percentage obtained by dividing Recoveries Per Business Employee (as hereinafter defined) by the Recoveries Per HRI Employee (as hereinafter defined), each as calculated for the particular period in question and as set forth on the First Year Statement of Operations, in the case of the First Year Period (as hereinafter defined), and the Second Year Statement of Operations, in the case of the Second Year Period (as hereinafter defined); (xviii) "Recoveries Per Business Employee" shall mean, with respect to any applicable period in question, the product obtained by dividing (A) the amount of subrogation and other recoveries which constitute Revenue of the Business, as set forth on the First Year Statement of Operations in the case of the First Year Period and as set forth on the Second Year Statement of Operations in the case of the Second Year Period by (B) the number of Business Employees (as hereinafter defined) as set forth on the First Year Statement of Operations in the case of the First Year Period and as set forth on the Second Year Statement of Operations in the case of the Second Year Period; (xix) "Business Employees" shall mean, with respect to any applicable period in question, all employees of the Business whose principal work location is the Atlanta or the Milwaukee offices of the Business regardless of such employees job responsibilities, and such number of employees shall be determined for the applicable period in question on an average equivalent basis taking into account employees of the

         Business whose service is not for a full year or who are permanent part-time employees; (xx) "Recoveries Per HRI Employee" shall mean, with respect to any applicable period in question, the product obtained by dividing (A) the amount of HRI Subrogation Recoveries (as hereinafter defined) for such period, by (B) the number of HRI Employees (as hereinafter defined) for the such period; (xxi) "HRI Subrogation Recoveries" shall mean, with respect to any applicable period in question, the amount of subrogation recoveries reported in Purchaser's financial statements for such period, excluding (A) recoveries of the Business for such period, (B) recoveries from any other acquired subrogation company or operation for such period, and
         (C) recoveries arising from services provided by Purchaser other than subrogation/TPL claims services; (xxii) "HRI Employees" shall mean all employees of Purchaser whose compensation expenses are recorded in the financial statements of Purchaser for the applicable period, excluding
         (A) Business Employees for such period, (B) employees acquired in any acquisition, merger or business combination transaction unless those employees are also performing work for Purchaser, and (C) employees of Purchaser whose full time responsibilities are in operations or customer services other than claims recovery services; provided, however, such number of employees shall be determined for the applicable period in question on an average equivalent basis taking into account employees of Purchaser whose service is not for a full year or who are permanent part-time employees; (xxiii) "First Additional Closing Date" shall mean the fifth business day following the delivery by the Independent Accountants of the First Year Statement of Operations to Purchaser and Sellers; (xxiv) "Second Additional Closing Date" shall mean the fifth business day following the delivery by the Independent Accountants of the Second Year Statement of Operations to Purchaser and Sellers; and (xxv) "First Residual" shall mean an amount if any, by which (A) the amount of (x) Five Million Five Hundred Thousand Dollars ($5,500,000) minus (y) the difference, if any, between Two Million Dollars ($2,000,000) and the First Year New Lives Amount exceeds (B) the First Earn-Out Payment.

                  (d)      On the First Anniversary Date, Purchaser and
         Sellers shall cause to be prepared and delivered to Purchaser, Sellers and the Independent Accountants (as hereinafter defined) not later than fifty (50) days following the First Anniversary Date a draft statement of operations of the Business and Purchaser for the twelve-month period ending on the First Anniversary Date, which statement of operations shall be prepared in accordance with the directions set forth herein and shall include (A) Revenue of the Business for the twelve month period ending on the First Anniversary Date (the "First Year Period") and a calculation of the First Year Revenue Maintenance Amount, (B) New Lives for the First Year Period and a calculation of the First Year New Lives Amount, (C) the Employee Production Target for the First Year Period, (D) the Recoveries Per Business Employee for the First Year Period, (E) the Recoveries Per HRI Employees for the First Year Period, (F) the Business Employees for the First Year Period, (G) the HRI Subrogation Recoveries for the First Year Period, (H) the HRI Employees for the First Year Period,
         (I) the First Year Employee Production Amount and (J) reasonable confirmation that the matters set forth on such draft statement of operations have been calculated in accordance with the provisions of this Agreement and the books and records of Purchaser and the Business. Within sixty (60) days of the First Anniversary Date, the Independent Accountants shall deliver to Purchaser and Sellers a draft of their report on the application of the agreed upon procedures to the draft statement of operations and the preparation of the draft statement of operations in accordance with the terms of the Agreement. Purchaser and Sellers shall have forty-five (45) days from receipt of such draft report to provide to the Independent Accountants any comments, input and supporting documentation they consider relevant with respect to the preparation of such report and statement of operations. In order to facilitate such review, each of Purchaser and Sellers shall have access to all work papers and calculations used by the Independent Accountants in preparing the draft statement of operations. The Independent Accountants shall thereafter finalize such statement of operations no later than one hundred ten (110) days from the First Anniversary Date and deliver the same to Purchaser and Sellers (for purposes hereof, the statement so delivered, subject to the procedures of Section 1.7(g), below, the "First Year Statement of Operations"). The fees and expenses of the Independent Accountants in preparing the First Year Statement of Operations shall be paid by the Purchaser. Purchaser and Sellers agree to reasonably cooperate with the Independent Accountants and each other to facilitate the preparation of the First Year Statement of Operations.

                  (e) For purposes hereof, the: (i) "Second Earn-Out Payment" shall mean the sum of the following amounts (A) the Second Year Revenue Maintenance Amount (as hereinafter defined), (B) the Second Year New Lives Amount (as hereinafter defined), (C) the Second Year Key Client Amount (as hereinafter defined), and (D) the Second Year Employee Production Amount (as hereinafter defined); (ii) "Second Year Revenue Maintenance Amount" shall mean an amount equal to the product obtained by multiplying One Million Dollars ($1,000,000.00) by the Second Year Revenue Factor (as hereinafter defined), provided, however, that the Second Year Revenue Maintenance Amount shall not be greater than One Million Dollars ($1,000,000.00) and shall not be less than Zero Dollars ($0.00); (iii) "Second Year Revenue Factor" shall mean a fraction, the numerator which shall be equal to the Second Year Revenue of the Business (as hereinafter defined) and the denominator which shall be equal to the Annualized Stub Period Revenue; (iv) "Second Year Revenue of the Business" shall mean an amount equal to the Revenue of the Business as set forth on the Second Year Statement of Operations (as hereinafter defined), provided, however, that if the Revenue of the Business as set forth on the Second Year Statement of Operations is equal to or less than an amount equal to eighty percent (80%) of the Annualized Stub Period Revenue, then the Second Year Revenue of the Business shall mean an amount equal to Zero Dollars ($0.00); (v) "Second Year New Lives Amount" shall mean an amount equal to the product obtained by multiplying the number of New Lives as set forth on the Second Year Statement of Operations by One Dollar ($1.00), provided, however, that the Second Year New Lives Amount shall not be greater than Two Million Dollars ($2,000,000.00) less the First Year New Lives Amount and shall not be less than Zero Dollars ($0.00); (vi) "Second Year Key Client Amount" shall mean an amount equal to the sum of the Second Year Georgia Blue Amount (as hereinafter defined) and the

         Second Year Provident Amount (as hereinafter defined); (vii) "Second Year Georgia Blue Amount" shall mean an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) if, and only if, Blue Cross/Blue Shield of Georgia is an Active Client of the Business as of the Second Anniversary Date (as hereinafter defined) and shall mean an amount equal to Zero Dollars ($0.00) if Blue Cross/Blue Shield of Georgia is not an Active Client of the Business as of the Second Anniversary Date; (viii) "Second Anniversary Date" shall mean December 31, 2000;
         (ix) "Second Year Provident Amount" shall mean an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00) if, and only if, Provident is an Active Client of the Business as of the Second Anniversary Date and shall mean an amount equal to Zero Dollars ($0.00) if Provident is not an Active Client of the Business as of the Second Anniversary Date; (x) "Second Year Employee Production Amount" shall be equal to Five Hundred Thousand Dollars ($500,000.00) if, and only if, the Employee Production Target as set forth in the Second Year Statement of Operations is equal to or greater than ninety percent (90%) and shall mean an amount equal to Zero Dollars ($0.00) if the Employee Production Target as set forth on the Second Year Statement of Operations is less than ninety percent (90%); and (xi) "Second Residual" shall mean an amount equal to (A) Eight Million Five Hundred Thousand Dollars ($8,500,000.00), less (B) the First Earn-Out Payment, less (C) the First Residual; less (D) the Second Earn-Out Payment.

                  (f) On the Second Anniversary Date, Purchaser and Sellers shall cause to be prepared and delivered to Purchaser, Sellers and the Independent Accountants not later than fifty (50) days following the Second Anniversary Date a draft statement of operations of the Business and Purchaser for the twelve-month period ending on the Second Anniversary Date, which statement of operations shall be prepared in accordance with the directions set forth herein and shall include (A) Revenue of the Business for the twelve-month period ending on the Second Anniversary Date (the "Second Year Period") and a calculation of the Second Year Revenue Maintenance Amount, (B) New Lives for the Second Year Period and a calculation of the Second Year New Lives Amount, (C) the Employee Production Target for the Second Year Period, (D) the Recoveries Per Business Employee for the Second Year Period, (E) the Recoveries Per HRI Employee for the Second Year Period, (F) the Business Employees for the Second Year Period, (G) the HRI Subrogation Recoveries for the Second Year Period, (H) the HRI Employees for the Second Year Period, (I) the Second Year Employee Production Amount, and (J) reasonable confirmation that the matters set forth on such draft statement of operations have been calculated in accordance with the provisions of this Agreement and the books and records of Purchaser and the Business. Within sixty (60) days of the Second Anniversary Date, the Independent Accountants shall deliver to Purchaser and Sellers a draft of their report on the application of the agreed upon procedures to the draft statement of operations and the preparation of the draft statement of operations in accordance with the terms of this Agreement. Purchaser and Sellers shall have forty-five (45) days from receipt of such report to provide the Independent Accountants any comments, input and supporting documentation they consider relevant with respect to the preparation of such report and statement of operations.

         In order to facilitate such review, each of Purchaser and Sellers shall have access to all work papers and calculations used by the Independent Accountants in preparing the draft statement of operations. The Independent Accountants shall thereafter finalize such statement of operations no later than one hundred ten (110) days from the Second Anniversary Date and shall deliver the same to Purchaser and Sellers (for purposes hereof, the statement so delivered, subject to the procedures of Section 1.7(g), below, the "Second Year Statement of Operations"). The fees and expenses of the Independent Accountants in preparing the Second Year Statement of Operations shall be paid by the Purchaser. Purchaser and Sellers agree to reasonably cooperate with the Independent Accountants and each other to facilitate the preparation of the Second Year Statement of Operations.

                  (g) Arbitration. Notwithstanding any provision herein to the contrary each of Sellers and Purchaser agree as follows:

                           (i)      Sellers and Purchaser shall attempt in
                  good faith to resolve promptly any dispute, controversy or claim under or in connection with this Section 1.7 or any provisions contained in this Agreement which relate to the First Earn-Out Payment or the Second Earn-Out Payment by negotiations. If any such dispute, controversy or claim should arise, representatives of each such party shall meet at least once to attempt to resolve the matter. Any such representative may request the other representatives to meet within 14 days after delivery of written notice to the others of any such dispute, controversy, or claim, at a mutually agreed time and place.

                           (ii)     If the matter has not been resolved
                  pursuant to negotiations within 60 days after the first meeting of the representatives (which period may be extended by mutual agreement), the matter shall be settled exclusively by arbitration (except as provided in Section 1.7(g)(vi)) conducted by three arbitrators in accordance with the provisions of the Federal Arbitration Act (9 U.S.C. Sections 1-16), and in accordance with the Center for Public Resources, Inc.'s Rules (the "Rules for Arbitration") for Non-Administered Arbitration of Business Disputes. The three arbitrators shall be selected as follows: one arbitrator shall be selected by Sellers, one arbitrator shall be selected by Purchaser and one arbitrator shall be selected by the other two arbitrators. All arbitrators shall be individuals: (i) who meet the qualifications set forth in Rule 7 of the Rules of Arbitration, (ii) who are attorneys or retired judges and (iii) who have past experience in settling complex litigation involving claims relating to acquisitions, mergers and securities; provided, however, that in the case of a dispute, claim or controversy pertaining to this Section
                  1.7 regarding accounting issues, the parties agree that the arbitrators shall retain a certified public accountant from a Big Five accounting firm to consult with the arbitrators on accounting issues. The arbitration of such matters in controversy, including the determination of any amount of damages, shall be final and binding upon Sellers and Purchaser to the maximum extent permitted by law. Neither

                  Sellers nor Purchaser shall seek, and no arbitrator shall be authorized to award, any punitive damages relating to any matter arbitrated. This Agreement to arbitrate is irrevocable. The parties agree that this Agreement involves interstate commerce and that this arbitration provision is therefore subject to and governed by the Federal Arbitration Act.

                           (iii) Any arbitration proceedings shall be conducted in Chicago, Illinois or at such other location as Sellers and Purchaser may agree.

                           (iv)     Any arbitration award under this Section
                  1.7 shall be final and binding, and judgment may be entered on such award by any court having jurisdiction upon application of Sellers or Purchaser.

                           (v) Any party to an arbitration proceeding under this Section 1.7 shall be entitled to be reimbursed by the other parties for its costs and expenses incurred in connection with the arbitration proceeding, including reasonable attorneys' fees, to the extent determined by the arbitrators. The arbitrators shall assess the costs of the arbitration proceeding, including their fees, to the parties to the proceeding in such proportions as the arbitrators consider reasonable under the circumstances.

                           (vi)     Notwithstanding anything else in this
                  Section 1.7 to the contrary, Sellers and Purchaser shall be entitled to seek any equitable remedies available under governing law from any court of competent jurisdiction, and the order or judgment of any such court shall be binding in any arbitration proceeding initiated pursuant to this Section 1.7.

                  (h) During the First Year Period and the Second Year Period, the parties agree that the provisions set forth on Exhibit 1.7(h) attached to this Agreement will apply with respect to the operation and management of the Business. To the extent there is a conflict between the terms and provisions of Exhibit 1.7(h) and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall prevail.

                  (i) Purchaser shall pay Sellers interest on the First Earn-Out Payment and Second Earn-Out Payment to the extent such amounts are not paid on or before the date (each such date an "Earn-Out Interest Date") which is thirty (30) days after the date on which the First Year Statement of Operations or the Second Year Statement of Operations, as applicable, is delivered to the Purchaser and Sellers. Interest payable pursuant to this paragraph shall begin accruing on the applicable Earn-Out Interest Date and shall be paid at a rate equal to (i) the prime rate as reported in the Wall Street Journal on the applicable Earn-Out Interest Date (or, if such date is not a business day, as reported on the immediately preceding business day) less (ii) the effective interest rate earned on amounts in the Escrow Account on such date, and shall accrue until any unpaid amount is paid to Sellers. Notwithstanding the foregoing, Purchaser shall pay interest attributable to the First

         Earn-Out Payment and the Second Earn-Out Payment, as applicable, and shall not pay interest on any amounts of interest earned on such amounts in the Escrow Account and otherwise payable to Sellers.

         Section 1.8       Valuation For Tax Reporting Purposes. Within sixty
(60) days after the Closing Date, Purchaser shall provide Sellers with a written schedule indicating the respective fair market values of the Assets, Assumed Obligations and other items acquired hereunder as determined in good faith by Purchaser and approved by the Shareholders, which approval will not be unreasonably withheld. Purchaser and Sellers shall use such fair market values in preparing and filing their respective Forms 8594 with the Internal Revenue Service, as required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), determining Purchaser's cost basis and Sellers' amount realized, and for all other relevant federal and state income tax purposes.

         Section 1.9 Assumption of Assumed Obligations. At the Closing and except as otherwise specifically provided in Section 1.10 hereof, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Sellers (hereinafter collectively referred to as the "Assumed Obligations"):

                  (a) All liabilities and obligations of Sellers in respect of the Business existing as of the Closing Date, but only if and to the extent that the same (i) are accrued or reserved for on the Final Closing Date Balance Sheet and (ii) remain unpaid and undischarged on the Closing Date; and

                  (b) All liabilities and obligations of Sellers in respect of the Business arising under agreements, contracts, commitments and leases which are specifically identified on the Sellers Disclosure Letter (as hereinafter defined) or not required to be identified on the Sellers Disclosure Letter in accordance with the provisions of this Agreement, except that Purchaser shall not assume or agree to pay, discharge or perform or be responsible for any:

                           (i)      Liabilities or obligations of the
                  aforesaid character existing as of the Closing Date, and which under GAAP should have been accrued or reserved for on a balance sheet or notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Final Closing Date Balance Sheet; or

                           (ii) Liabilities or obligations arising out of any breach by any of the Sellers of any provision of any agreement, contract, commitment or lease referred to in this
                  Section 1.9(b), including, but not limited to, liabilities or obligations arising out of any of the Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing.

         Section 1.10 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, in no event shall Purchaser assume or incur any liability or obligation under this Agreement or otherwise become responsible in respect of the following (hereinafter collectively referred to as the "Excluded Liabilities"):

                  (a) Any liability or obligation of any nature whatsoever which arises out of or relates to any of the pending, threatened or other claims identified on Annex 3.9 to the Sellers Disclosure Letter or with respect to any other action, suit, claim or legal, administrative, arbitration, governmental or other proceeding or investigation now pending or hereafter instituted relating to the Business to the extent the principal event giving rise thereto occurred prior to the Closing Date or which results from or arises out of any action or inaction prior to the Closing Date of either of the Sellers, or any affiliate, officer, director, partner, employee, agent, representative or subcontractor of either of the Sellers;

                  (b) Any liability or claim which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by either of the Sellers, or alleged to have been made by either of the Sellers, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of either of the Sellers, on or prior to the Closing, including without limitation any claim seeking recovery for consequential damages, lost revenue or income;

                  (c) Any federal, state or local income, sales, use, excise, ad valorem, intangibles or other tax and any and all penalties and interest relating thereto (i) payable with respect to the business, assets, properties or operations (including, but not limited to, the Business) of the Sellers, any member of any affiliated group of which the Sellers are members or any other person for whose taxes the Sellers may be liable for any period prior to Closing, or (ii) incident to or arising as a consequence of the negotiation or consummation by the Sellers or any member of any affiliated group of which the Sellers are members of this Agreement and the transactions contemplated hereby;

                  (d) Any liability or obligation arising under or relating to any of the Excluded Assets;

                  (e) Any liability or obligation of any nature whatsoever arising prior to or as a result of the Closing to any employees, agents or independent contractors of Sellers, whether or not employed by Purchaser after the Closing, or under any benefit plan or arrangement with respect thereto, other than (i) any such liability or obligation which is covered by a reserve or accrual set forth on the Final Closing Date Balance Sheet and (ii) liabilities and obligations relating to the employee benefit plans and arrangements set forth on Exhibit 1.10(e) hereto;

                  (f) Any liability or obligation of the Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants or other experts of Sellers or the Shareholders; or

                  (g) Any liability or obligation arising under or incurred in connection with any of the agreements, documents or matters listed on Exhibit 1.10(g) hereto;

provided, however, that items described in the foregoing paragraphs (a)-(g) shall not constitute Excluded Liabilities to the extent such items are reserved for or accrued on the Final Closing Date Balance Sheet, arise under contracts, agreements and arrangements identified on the Sellers Disclosure Letter or not required to be identified on the Sellers Disclosure Letter in accordance with the provisions of this Agreement.

         Section 1.11 Prorations. All property and ad valorem taxes, business licenses, permits, leasehold rentals, utilities and other customarily proratable expenses of Sellers relating to the Assets payable prior to or subsequent to the Closing Date and relating to the period of time both prior to and subsequent to the Closing Date will be prorated between Purchaser and Sellers as of the Closing Date (as hereinafter defined), except to the extent such items are covered by a reserve or accrual set forth on the Final Closing Date Balance Sheet. If the actual amount of any proratable item is not known as of the Closing Date, such proration will be based on the previous year's assessment of such item or such other reasonable basis for estimating such amount as the parties may select, and the parties agree to adjust such proration and pay any underpayment or reimburse any overpayment promptly after the actual amount becomes known.


                                   ARTICLE 2

              CLOSING; SUBSEQUENT CLOSING; ITEMS TO BE DELIVERED;
                               FURTHER ASSURANCES

         Section 2.1 Closing. The consummation of the transactions contemplated by this Agreement is herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur and the parties shall make the payments and deliveries contemplated by this Agreement (other than post closing payments or deliveries contemplated by this Agreement) on or before January 18, 1999 at a mutually agreeable hour at the offices of King & Spalding in Atlanta, Georgia, or at such other place as the Purchaser and Sellers shall mutually agree upon.

         Section 2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

                  (a)      Sellers shall deliver to Purchaser the following:

                           (i) Such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in Purchaser all of Sellers' right, title and interest in and to the Assets, including without limitation, (A) good and valid title in and to all of the Assets owned by each of Sellers, (B) good and valid leasehold interest in and to all of the Assets leased by each of Sellers as lessee, and (C) all of Sellers' rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which either of the Sellers is a party or by which either of them has rights on the Closing Date; and

                           (ii)     All of the agreements, contracts,
                  commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to either of the Sellers which are part of the Assets, but specifically excluding any of the Excluded Assets;

and simultaneously with such delivery, all such reasonable steps will be taken as may be required to place Purchaser in actual possession and operating control of the Assets, it being understood that the only consents which Sellers will be required to deliver are those consents referenced in Section 6.2 hereof (the "Closing Consents").

                  (b)      Purchaser shall deliver to Sellers the following:

                           (i)      The Preliminary Closing Payment; and

                           (ii) A Liabilities Undertaking in the form attached hereto as Exhibit 2.2(b).

                  (c) The parties hereto also shall deliver to each other the documents and instruments referred to in Article 6 hereof.

         Section 2.3 Items to be Delivered at Subsequent Closing. At the Subsequent Closing and subject to the terms and conditions herein contained:

                  (a) Purchaser shall deliver to Sellers any Positive Working Capital Balance; or

                  (b) Sellers shall deliver to Purchaser any Negative Working Capital Balance.

         Section 2.4 Further Assurances. Sellers from time to time after the Closing, at Purchaser's request and expense, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Obligations. Each of the parties hereto will reasonably cooperate with the other at the other's expense and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF SELLERS AND SHAREHOLDERS

         With such exceptions as are set forth in a letter (the "Sellers Disclosure Letter") delivered by Sellers to Purchaser prior to the execution hereof, Sellers and the Shareholders hereby represent and warrant to Purchaser as follows:

         Section 3.1 Organization. SAI is a corporation duly organized and validly existing under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Included with Sellers Disclosure Letter are accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of SAI, and the partnership agreement, as currently in effect, of ODL (the "Partnership Agreement"). SAI has made available to Purchaser the minute books and stock transfer records of SAI. The Sellers Disclosure Letter contains a true and correct list of the jurisdictions in which SAI is qualified to transact business as a foreign corporation and ODL is qualified to do business as a foreign partnership. ODL is a limited liability partnership and is duly organized and validly existing under the laws of the State of Wisconsin and has full partnership power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. For purposes hereof, a "Material Adverse Effect on the Business" shall mean a material adverse effect on the assets, liabilities, result of operations, financial condition, business or, to the knowledge of Sellers' Executives (as hereinafter defined), prospects of the Business; provided, however, that any adverse consequences (actual or potential) that arise or result primarily from (i) the public announcement or public awareness of the matters contemplated hereby (including any cancellations or objections of clients of the Business arising from such public announcement or awareness) or (ii) events or matters generally known in the healthcare or subrogation industries shall be excluded and not taken into consideration for purposes of determining whether an event or circumstance constitutes or will constitute a Material Adverse Effect on the Business.

         Section 3.2 Authorization. SAI has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SAI and the performance by SAI of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of SAI. The Board of Directors of SAI and the Shareholders have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the requirements of the Wisconsin Business Corporation Law and the Articles of Incorporation and Bylaws of SAI. ODL has full partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ODL and the performance by ODL of its obligations hereunder and the consummation of the transactions provided for herein by the partnership have been duly and validly authorized by all necessary partnership action on the part of ODL by the Shareholders in their capacity as the sole general partners of ODL. Each of Kevin O'Donnell and Leah Lampone has full power and capacity to execute and deliver this Agreement and perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers and the Shareholders and constitutes the valid and binding agreement of each such Seller and Shareholder, enforceable against each such Seller and Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 3.3 No Interest in Other Entities. The Assets do not include any shares of capital stock or any other ownership interests or securities of any corporation, association, partnership, joint venture or other legal entity.

         Section 3.4 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of SAI, (ii) any term or provision of the Partnership Agreement of ODL, (iii) any SAI Material Contract (as hereinafter defined), Real Property Lease (as hereinafter defined) or Scheduled Lease (as hereinafter defined), (iv) any judgment, decree or order of any court or governmental authority or agency to which any of the Sellers or Shareholders is a party or by which any of the Sellers or Shareholders or any of their respective properties is bound, or (v) to the best knowledge of Sellers' Executives, any statute, law, regulation or rule applicable to any of the Sellers or Shareholders, so to have in the case of subsections (iii) through (v) above, a Material Adverse Effect on the Business. To the best knowledge of Sellers' Executives, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to any of the Sellers or Shareholders is required in connection with the execution, delivery or performance of this Agreement by the Sellers and the Shareholders or the consummation of the transactions contemplated by this Agreement by the Sellers and the Shareholders, the failure of which to obtain would have a Material Adverse Effect on the Business. Within the meaning of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules promulgated thereunder, Shareholders are the only ultimate parent entities of Sellers, the total assets of Shareholders are less than One Hundred Million Dollars ($100,000,000), and the annual net sales of Shareholders are less than One Hundred Million Dollars ($100,000,000).

         Section 3.5       Ownership of Assets and Related Matters.

                  (a) Real Property. The Sellers Disclosure Letter sets forth a true and complete list and description of all real property included in the Assets (the "Real Property") and any and all lease agreements relating thereto. SAI or ODL (as applicable) has good and marketable title in fee simple or leasehold, as the case may be and as described in the Sellers Disclosure Letter, to all of the Real Property, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except (i) mortgages and liens securing debt reflected as a liability on the Final Closing Date Balance Sheet and
         (ii) (A) liens for current taxes and assessments not yet due and payable, (B) mechanics', carriers', workmen's, repairmen's, statutory or capital law liens either not delinquent or being contested in good faith and (C) liens, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other similar matters or limitations which, in the aggregate, do not have a material adverse effect on the value or use of the Real Property affected. The title defects, liens, encumbrances and restrictions described in this Section 3.5(a) (ii) and any other similar defects noted as such in Sellers Disclosure Letter are hereinafter collectively referred to as "Permitted Liens." All leases relating to the Real Property in which SAI or ODL is either a lessee or lessor (the "Real Property Leases") are in full force and effect and constitute the legal, valid, binding and enforceable obligations of SAI or ODL, and are to the best knowledge of the Sellers' Executives legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of the Business. There are no existing defaults of SAI or ODL with respect to any Real Property Leases or to the best knowledge of the Sellers' Executives of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

                  (b) Personal Property Leases. The Sellers Disclosure Letter sets forth a true and complete list of all leases and agreements of Sellers granting possession of or rights to any item of personal property included in the Assets having a fair market value of more than ten thousand dollars ($10,000.00) as of the date hereof (the "Scheduled Leases"). All such Scheduled Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of SAI or ODL, and are, to the knowledge of Sellers' Executives legal, valid, binding and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of the Business. There are no existing defaults of Sellers with respect to such Scheduled Leases or, to the knowledge of Sellers' Executives, of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

                  (c) Personal Property. The Sellers Disclosure Letter sets forth a true and complete list and general description of each item of personal property included in the Assets having a fair market value of more than $10,000.00 as of the date hereof. SAI or ODL, as the case may be, has good and marketable title to all of the items of personal property owned by SAI or ODL and included in the Assets, and SAI or ODL own such assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except such defects in title which in the aggregate are not substantial in amount and do not materially detract from the value of the Assets subject thereto or materially interfere with the present use thereof.

                  (d) Necessary Assets. The Assets constitute all of the assets necessary to conduct the operations of the Business in accordance with Sellers' past practices. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Assets if the Closing took place on the date hereof are in good operating condition and repair subject to normal wear and maintenance, and are usable in the regular and ordinary course of the Business as operated by Sellers. No person other than SAI and ODL owns any equipment or other tangible assets or properties situated on the premises of Seller which are necessary to the operation of the Business, except for leased items disclosed in the Sellers Disclosure Letter and for items of immaterial value.

                  (e) No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any assets, properties or rights included in the Assets or any interest therein.

         Section 3.6       Financial Statements. Sellers have delivered to
Purchaser: (a) Balance Sheet of Subro-Audit, Inc. as of December 31, 1997; Profit and Loss Statement of Subro-Audit, Inc. for the period of January 1, 1997 to December 31, 1997; Balance Sheet of O'Donnell Leasing Company as of December 31, 1997; Profit and Loss Statement of O'Donnell Leasing Company (Greendale Building) for the period January 1, 1997 to December 31, 1997; Profit and Loss Statement of O'Donnell Leasing Company (Atlanta Building) for the period January 1, 1997 to December 31, 1997; Profit and Loss Statement of O'Donnell Leasing Company (New Berlin Building) for the period January 1, 1997 to December 31, 1997 and Profit and Loss Statement of O'Donnell Leasing Company for the period January 1, 1997 to December 31, 1997. All of the foregoing financial statements are hereinafter collectively referred to as the "Sellers' Financial Statements." The Sellers' Financial Statements have been prepared from, and are in accordance with, the books and records of the Sellers and present fairly the financial position and results of operations of each Seller and the Business, as the case may be, as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied, except as otherwise stated in the Sellers' Financial Statements or the Sellers Disclosure Letter. Section 3.6 to the Sellers Disclosure Letter sets forth information as of November 20, 1998 regarding the aggregate medical expenses associated with claims identified as potentially recoverable through investigation in connection with the Business, as reflected in the books and records maintained by the Sellers in the ordinary course of business.

         Section 3.7 No Undisclosed Liabilities. Neither the Sellers, nor any of their respective affiliates has any liabilities or obligations relating to, involving or affecting the Business or the Assets which are not adequately reflected or provided for in the Sellers' Financial Statements, except (a) for liabilities and obligations incurred since December 31, 1997 in the ordinary course of business and consistent with past practices of the Business and (b) liabilities and obligations disclosed in the Sellers Disclosure Letter or not required to be disclosed in the Sellers Disclosure Letter.

         Section 3.8       Absence of Certain Changes.

                  (a) Since December 31, 1997, there has not been (i) any Material Adverse Effect on the Business, or (ii) any damage, destruction, loss or casualty to property or assets of the Business, whether or not covered by insurance, which property or assets are material to the Business.

                  (b) Since December 31, 1997, there have not been with respect to the Business (i) any extraordinary losses suffered, (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Sellers' Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Sellers' Financial Statements, (v) any guaranteed checks, notes, accounts receivable or inventory of recoverable claims which have been written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any asset or investment on books or records of SAI or ODL, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any debts or waiver of any claims or rights of substantial value, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $25,000 in the aggregate, (viii) any single capital expenditure or commitment in excess of $25,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $100,000 for additions to property or equipment, (ix) any transactions entered into other than in the ordinary course of business, (x) any agreements to do any of the foregoing or (xi) any other events, developments or conditions of any character that have had or are reasonably likely to have a Material Adverse Effect on the Business.

         Section 3.9 Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Sellers' Executives, threatened against, relating to or involving the Sellers, the Business, or the Assets before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Business. The Business is not subject to any judgment, decree, injunction, rule or order of any court, nor is the Business subject to any governmental restriction, which is reasonably likely (i) to have a Material Adverse Effect on the Business or (ii) to cause a material limitation on Purchaser's ability to operate the Business after the Closing.

         Section 3.10 Compliance with Law. To the best knowledge of Sellers' Executives, each of the Sellers has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices and bodies necessary to carry on the Business (collectively, the "Material Licenses") as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under all agreements to which it is a party. To the best knowledge of the Sellers' Executives, each of the Sellers has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a Material Adverse Effect on the Business. The Sellers Disclosure Letter sets forth a true and complete list of all Material Licenses. Sellers will have delivered to Purchaser by Closing all reports and filings made or filed by Sellers pursuant to the Occupational Safety and Health Act and related to the Business.

         Section 3.11      Subrogation, Reimbursement and Legal Matters.

                  (a) To the best knowledge of the Sellers' Executives, the practices and procedures of SAI with respect to its subrogation, reimbursement, collection and other services it provides its clients (the "SAI Business Practices") comply with all applicable federal, state and local laws, statutes, rules and regulations relating to the provision of such SAI Business Practices, except such failures to comply as would not in the aggregate have a Material Adverse Effect on the Business. SAI has not received notice from any governmental body or regulatory authority that any of the SAI Business Practices violates or conflicts with any applicable federal, state or local law, statute, rule or regulation relating to or governing such SAI Business Practices.

                  (b) Kevin O'Donnell operates a legal practice under the name "O'Donnell Law Offices" (the "O'Donnell Law Practice") in connection with the Business. Kevin O'Donnell is duly licensed to practice law and is a member in good standing of the Bar of the State of Wisconsin. All employees of the Business who practice law in the O'Donnell Law Practice are duly licensed to practice law and are members in good standing of the bar associations of the various jurisdictions in which they practice law. No non-lawyer possesses the right to direct or control the professional judgment of any lawyer employed in connection with the Business. To the best knowledge of the Sellers' Executives, the practices and procedures of the O'Donnell Law Practice with respect to the practice of law and the services being provided by the O'Donnell Law Practice to SAI and its clients comply in all respects with all applicable federal, state and local laws, statutes, rules and regulations, including, but not limited to, applicable state and local Bar canons, standards, rules and regulations governing the practice of law. The O'Donnell Law Practice maintains insurance with the carriers and in the amounts set forth in the Sellers Disclosure Letter and copies of all such insurance policies have been provided to Purchaser.

                  (c) There are no suits, actions, claims, proceedings or investigations pending, or to the best knowledge of the Sellers' Executives, threatened against, relating to or involving the O'Donnell Law Practice (or any of its employees or independent contractors) before any court, arbitrator or administrative or governmental body, which if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Business. The O'Donnell Law Practice is not subject to any judgment, decree, injunction, rule or order of any court, and to the best knowledge of the Sellers' Executives, the O'Donnell Law Practice is not subject to any governmental or other restriction applicable to the O'Donnell Law Practice which is reasonably likely (i) to have a Material Adverse Effect on the Business or (ii) to cause a material limitation on Purchaser's ability to operate the Business after the Closing.

                  (d) The Sellers Disclosure Letter sets forth a true and complete list of all agreements, arrangements or understandings (whether written or oral) relating to the legal representation of SAI or its clients in the various subrogation recoveries or claims which are currently in process in connection with the Business, which list includes the parties to each such agreement, arrangement or understanding and the principal terms thereof.

         Section 3.12 SAI Material Contracts. Except for SAI Client Contracts (as hereinafter defined) to which Section 3.13 applies, the Sellers Disclosure Letter contains a true and complete list of the following (hereinafter referred to as the "SAI Material Contracts"):

                  (a) all bonds, debentures, notes, mortgages, indentures or guarantees to which either of the Sellers is a party and which relate to the Business or by which any of the Assets are bound;

                  (b) all loans and credit commitments to either of the Sellers which relate to the Business and which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

                  (c) all contracts or agreements which limit or restrict either of the Sellers, any of their affiliates or the Business from engaging in any business in any jurisdiction or that limit any third party from engaging in competition with either of the Sellers, or the Business; and

                  (d) all existing contracts and commitments (other than those described in subparagraphs (a), (b), or (c) of this Section 3.12, and any SAI Client Contracts (as hereinafter defined), Scheduled Leases or Real Property Leases) which relate to the Business or by which any of the Assets may be bound involving an annual commitment or annual payment by any party thereto of more than $10,000 individually.

         True and complete copies of all SAI Material Contracts, including all amendments thereto, have been made available to Purchaser. The SAI Material Contracts are valid and enforceable in accordance with their respective terms with respect to the applicable Seller, and to the best knowledge of Sellers' Executives, are valid and enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of the Business. SAI or ODL has physical possession of all equipment and other assets which are covered by Scheduled Leases. Except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a Material Adverse Effect on the Business, there is not under any of the SAI Material Contracts any existing breach, default or event of default by SAI or ODL, or event that with notice or lapse of time or both would constitute a breach, default or event of default by SAI or ODL, nor do the Sellers' Executives know of, and SAI or ODL have not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

         Section 3.13 SAI Client Contracts. The Sellers Disclosure Letter sets forth a true and complete list of all agreements, contracts and commitments pursuant to which either of the Sellers provides services or goods to the clients of the Business (the "SAI Client Contracts"). The SAI Disclosure Letter contains an accurate description of any and all existing disagreements, complaints, disputes or defaults arising under or with respect to the SAI Client Contracts or with respect to clients of the Business who do not have written contracts, which are known to the Sellers' Executives and which could reasonably be expected to result in a client's termination of its contract or relationship with the Business or claim for damages against the Business. The Sellers Disclosure Letter contains a true and complete list of all SAI Client Contracts which contain performance guarantees or similar obligations of Sellers.

         Section 3.14 Tax Returns; Taxes. SAI is a "small business corporation" and has maintained a valid election to be a "S Corporation" under Subchapter S of the Internal Revenue Code of 1986, as amended, since its inception; and no other corporation has been merged into SAI or otherwise has transferred assets to SAI having a carryover tax basis in SAI's hands. Accordingly, the tax imposed on certain built-in gains by Section 1374 of the Code does not apply to SAI. Sellers have duly filed all federal, state, local and foreign tax returns required to be filed by them, all such returns are accurate in all material respects, and Sellers have duly paid or made adequate provisions for the payment of all taxes (including any interest, penalties and additions to tax) which are due or payable pursuant to such returns or which otherwise are due and payable in any jurisdiction, whether or not in connection with such returns. Except for liabilities for income taxes payable by the Shareholders, the liability for taxes reflected in the Sellers' Financial Statements is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended December 31, 1997, and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the Sellers Financial Statements. There are no pending claims asserted for taxes for either of the Sellers or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of either of the Sellers for any period. Sellers have made all estimated tax deposits and all other required tax payments or deposits and have complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws. From and after the date hereof and prior to Closing, Sellers shall make available to Purchaser true, complete and correct copies of such federal income tax returns, state and local income tax returns and sales tax returns and such other tax returns (other than income tax returns of the Shareholders) concerning the Business or the Assets as Purchaser shall reasonably request.

         Section 3.15 Officers, Directors and Employees. The Sellers Disclosure Letter contains a true and complete list of all of the officers, directors and key employees of SAI and ODL involved in the operation of the Business specifying their office and annual rate of compensation, and a true and complete list of all of the employees of SAI or ODL involved in the operation of the Business as of the date hereof together with an appropriate notation next to the name of any employee on such list with whom SAI or ODL has a written employment agreement or to whom Seller has made verbal commitments which are binding on SAI or ODL.

         Section 3.16      Employee Benefit Plans.

                  (a) Except as set forth in the Sellers Disclosure Letter, there are no plans, programs, policies or arrangements (whether written or oral) providing compensation or benefits of any kind or description whatsoever (whether current or deferred and whether paid in cash or in kind) to, or on behalf of, any current or former officer, employee or director of the Sellers or any of their dependents, including but not limited to, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively the "Employee Benefit Plans").

                  (b) Sellers have made all contributions to the Employee Benefit Plans that are required under the terms of such plans and under all applicable laws.

                  (c) Sellers have delivered to the Purchaser (a) correct, complete and current copies of each written Employee Benefit Plan and any amendments thereto together with any trust agreements or other contracts or agreements that are a part of such plan, (b) a correct, complete and current written description of each unwritten Employee Benefit Plan, (c) the most recent determination letter received from the Internal Revenue Service and the most recent Form 5500 Annual Report for the Subro-Audit, Inc. Employees' Retirement Plan, and (d) such other documentation with respect to any Employee Benefit Plan as is reasonably requested by Purchaser.

                  (d) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Sellers' Executives, threatened, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of Sellers' Executives, has been proposed with respect to any Employee Benefit Plan.

         Section 3.17 Labor Relations. To the best knowledge of Sellers' Executives, (i) the Business is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and (ii) neither of the Sellers is engaged in any unfair labor or unlawful employment practice involving the Business. There is no unlawful employment practice or discrimination charge involving the Business pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other governmental agency. There is no unfair labor practice charge or complaint against either of the Sellers involving the Business pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Sellers' Executives, threatened against or involving or affecting the Business, and no NLRB representation question exists respecting the employees of the Business. No grievance or arbitration proceeding relating to the employees of the Business is pending, and no written claim therefor exists with respect to any such employees. There is no collective bargaining agreement that is binding on either of the Sellers and relates to the Business.

         Section 3.18 Insurance. SAI and ODL have heretofore provided to Purchaser a true and complete list of their current insurance policies and coverages relating to the Assets and/or the Business, including names of carriers, amounts of coverage and premiums therefor. Each of SAI and ODL will use its reasonable efforts to maintain such insurance at least through the Closing Date. SAI and ODL have made available to Purchaser true and complete copies of all insurance policies covering the Assets and/or the Business.

         Section 3.19 Environmental Matters. To the knowledge of Sellers' Executives, the operations of the Business are in compliance in all material respects with all statutes, regulations and ordinances relating to the protection of human health and the environment including, without limitation, the Clean Water Act 33 U.S.C. ss. 1251 et seq., the Resource Conservation and Recovery Act 42 U.S.C. ss. 6901 et seq., the Clean Air Act 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act 15 U.S.C. ss. 2601 et seq., the Emergency Planning Community Right-to-Know Act 42 U.S.C. ss. 11,001 et seq., the regulations developed pursuant to these statutes and the corresponding state and local statutes, ordinances and regulations. To the knowledge of Sellers' Executives, there has been no release of a hazardous substance as that term is defined in the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601(14) into the environment at any property owned, leased or used in connection with the Business (the "Premises") including, without limitation, any such release in the soil or groundwater underlying the Premises. To the knowledge of Sellers' Executives, there is no asbestos, polychlorinated biphenyls or underground storage tanks located on the Premises and there have been no releases of asbestos, polychlorinated biphenyls or materials stored in underground storage tanks, including, without limitation, petroleum or petroleum-based materials. The Sellers have not received notice of any violation of any environmental statute or regulation nor have they been advised of any claim or liability pursuant to any environmental statute or regulation brought by any governmental agency or private party with respect to the Assets or the operation of the Business.

         Section 3.20 Patents, Trademarks, Trade Names. The Sellers Disclosure Letter sets forth a true and complete list of (i) all patents, trademarks, trade names and registered copyrights owned by Sellers and used in connection with the Business (collectively, the "Proprietary Intellectual Property") and (ii) except for the SAI Software (as hereinafter defined), all patents, trademarks, trade names, copyrights, technology and processes used by Sellers in connection with the Business which are material to the Business and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as "Intellectual Property"). Each of SAI and ODL, as applicable, owns, or has the right to use pursuant to valid and effective agreements set forth in the Sellers Disclosure Letter, all Intellectual Property, and all such rights shall be assigned and transferred to Purchaser in connection with the consummation of the transactions contemplated hereby. No claims are pending against SAI or ODL by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and to the best knowledge of Sellers' Executives, the current use by SAI and ODL of the Intellectual Property does not infringe on the rights of any third party. The Sellers Disclosure Letter sets forth a list of all jurisdictions in which the Business is operating under a trade name, and each jurisdiction in which any such trade name is registered.

         Section 3.21      SAI Computer Software and Hardware.

                  (a) The Sellers Disclosure Letter sets forth a true and complete list of (i) all software which is part of the Assets and which is owned by either of the Sellers and used in connection with the Business (the "SAI Proprietary Software"); and (ii) all software which is part of the Assets (other than the SAI Proprietary Software) and used in connection with the Business (the "SAI Licensed Software," and together with the SAI Proprietary Software, the "SAI Software"). The SAI Software consists of (i) source and object code embodied in magnetic media and (ii) all development and procedural tools necessary to maintain the SAI Software, including licenses to use compilers, assemblers, libraries and other aids.

                  (b) SAI or ODL, as applicable, has all right, title and interest in and to all intellectual property rights on the SAI Proprietary Software. Sellers have developed the

         SAI Proprietary Software entirely through their own efforts for their own account and the SAI Proprietary Software is free and clear of all liens, claims, charges and encumbrances of any nature whatsoever. The use of the SAI Licensed Software and the use and distribution of the SAI Proprietary Software does not breach any material terms of any contract between the Sellers and any third party. The Sellers Disclosure Letter sets forth a true and complete list of all license agreements in favor of SAI or ODL relating to the SAI Licensed Software (the "SAI License Agreements"). To the best knowledge of the Sellers' Executives, SAI or ODL, as the case may be, has been granted under the SAI License Agreements valid and subsisting license rights with respect to all software comprising the SAI Licensed Software. Sellers are in compliance in all respects with each of the terms and conditions of each of the SAI License Agreements. In the case of any commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), neither SAI, ODL, nor to the best knowledge of Sellers' Executives, any of their respective employees, agents, or representatives has made or is using any unauthorized copies of any such software programs.

                  (c) To the best knowledge of Sellers' Executives, (i) the SAI Proprietary Software and the SAI Licensed Software does not infringe any United States patent, copyright, trade secret or other intellectual property right of any third party and (ii) the source code for the SAI Proprietary Software has been maintained in confidence.

                  (d) All personnel, including employees, agents, consultants and contractors who have contributed to or participated in the conception and development of the SAI Proprietary Software either
         (i) have been employees of SAI or ODL performing work within the scope of their employment, or (ii) have executed appropriate instruments of assignment in favor of SAI or ODL as assignee that have conveyed to SAI or ODL ownership of all of their intellectual property rights in the SAI Proprietary Software.

                  (e) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the SAI Proprietary Software by any independent sales persons, distributor, sublicensee or other remarketer or sales organization.

                  (f) The Sellers have not granted rights in the SAI Software to any third party.

                  (g) Sellers possess the computer hardware and components necessary to operate the Business in accordance with historical practices (the "SAI Hardware") and such SAI Hardware constitutes part of the Assets;

                  (h) The SAI Software and SAI Hardware (i) are capable of correctly processing, sequencing, calculating, providing and receiving data from, into and between the twentieth and twenty-first centuries and the years 1999 and 2000; (ii) accurately perform leap year calculations; (iii) use a four (4) digit year in all applicable date fields; and (iv) will not cause any other information technology to fail or generate errors related to any such dates.

         Sellers Disclosure Letter will set forth the date on which the SAI Software and SAI Hardware will first confront the year 2000 data element.

                  (i) Sellers possess electronic data interfaces with those clients of the Business listed on the Sellers Disclosure Letter ("Electronic Interfaces") and the Electronic Interfaces facilitate the transmission of data electronically from such clients to Sellers, including but not limited to those elements listed on Exhibit 3.21(i) attached hereto (the "List of Minimum Data Elements"). Sellers own all right, title and interest in and to the Electronic Interfaces free and clear of all claims, restrictions and encumbrances, except such claims, restrictions and encumbrances which do not interfere with the use or operation of the Electronic Interfaces and except to the extent that the clients have the right to use such Electronic Interfaces in connection with their businesses. The Electronic Interfaces constitute all of the electronic data interfaces used in connection with the historical operation of the Business and shall constitute part of the Assets.

                  (j) The SAI Software and the SAI Hardware are adequate in all material respects with the other assets of the Business to run the Business in the same manner as such business has operated since January 1, 1997. The Sellers Disclosure Letter contains a summary description of any material problems experienced by the Business in the past twelve (12) months with respect to the SAI Software or SAI Hardware and the provision of services to clients of the Business which resulted, or reasonably could be expected to result, in any Material Adverse Effect on the Business.

         Section 3.22      Billing and Collection Practices.

                  (a) The current practice and procedures of SAI and ODL with respect to the Business regarding (i) billing on behalf of clients, (ii) receiving and processing Medicare and Medicaid payments due to clients, (iii) holding and transfer of such payments and (iv) the method of determining and collecting the fees received by the Business for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation of the restriction on assignment as set forth in 42 U.S.C. ss. 1395g(c), 42 U.S.C. ss. 1395u(b)(6) and 42 U.S.C. ss. 1396(a)(32),
         and the regulations promulgated thereunder or similar provisions of any state Medicaid program, except for such violations which in the aggregate would not have a Material Adverse Effect on the Business.

                  (b) To the best knowledge of Sellers' Executives, neither SAI nor ODL is engaged in any activity relating to the Business, whether alone or in concert with one of its clients, which would constitute a violation of any federal laws or the laws of any state (including but not limited to (i) federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other federal health or insurance program; (ii) state law pertaining to Medicaid or any other state health or insurance program; (iii) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud; and
         (iv) federal and state laws relating to
         collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services except for such violations which in the aggregate would not have a Material Adverse Effect on the Business. Without limiting the generality of the foregoing, neither SAI nor ODL has, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which the Sellers' Executives know or have reason to believe to have been illegal under (i) 42 U.S.C. ss. 1320a-7b(b) or
         (ii) any similar state law.

                  (c) To the best knowledge of Sellers' Executives, SAI and ODL are in compliance in all material respects with the applicable trust accounting statutes, rules and regulations of the various states and has sufficient funds deposited in such trust accounts to cover all trust liabilities to clients of the Business.

         Section 3.23 Transactions with Affiliates. Neither of the Shareholders, nor any person with whom any such Shareholder has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over the-counter market and less than 5% of the stock of which is beneficially owned by all such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Obligations; (ii) any loan, arrangement, understanding, agreement or contract for or relating to the Business, the Assets or the Assumed Obligations; or
(iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Business; each such item noted in clauses
(i), (ii) and (iii) of this Section 3.23 is hereinafter referred to as a "Related Party Agreement." To the best knowledge of the Sellers' Executives, no officer, director or significant employee of the Business or any person with whom any such officer, director or significant employee has any direct or indirect relation by blood, marriage or adoption or any entity in which any such person owns any beneficial interest in (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons) has any interest in any Related Party Agreement.

         Section 3.24 Accounts Receivable. The accounts receivable of SAI and ODL arising from the Business as set forth on the Sellers Disclosure Letter or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and performance of services and other business transactions in the ordinary course of business consistent with past practices of the Business and are not subject to valid defenses, set-offs or counterclaims.

         Section 3.25 Brokers, Finders and Investment Bankers. Neither the Sellers, the Shareholders, nor to the best knowledge of Sellers' Executives any of their respective officers, directors, partners or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

         Section 3.26 Disclosure. No representation, warranty or covenant made by SAI, ODL or any Shareholder in this Agreement, the Sellers Disclosure Letter or the Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         With such exceptions as are set forth in a letter (the "Purchaser Disclosure Letter") delivered by Purchaser to the Sellers prior to the execution hereof, Purchaser hereby represents and warrants to Sellers as follows:

         Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         Section 4.2 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The Board of Directors of Purchaser has approved the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         Section 4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) any contract, agreement, commitment or understanding to which Purchaser is a party or to which or any of Purchaser's properties is subject,
(iii) any
judgment, decree or order of any court or governmental authority or agency to which Purchaser is a party or by which Purchaser's properties is bound, or (iv) to the knowledge of Purchaser, any statute, law, regulation or rule applicable to Purchaser. Except for compliance with the applicable requirements of the Exchange Act and filings under the rules of the NASDAQ/NMS, to the knowledge of Purchaser, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser, the failure to obtain which would have a material adverse effect upon Purchaser.

         Section 4.4 Disclosure. No representation, warranty or covenant made by Purchaser in this Agreement, the Purchaser Disclosure Letter or the Exhibits hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

         Section 4.5 Sellers Representations and Warranties. Purchaser has no actual knowledge of any fact which would cause any of the representations or warranties of the Shareholders and Sellers contained in
Article 3 hereof to be untrue or incorrect in any material respect.


                                   ARTICLE 5

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 5.1 Conduct of Business by Sellers. From the date hereof to the Closing Date, the Sellers will, except as required in connection with the transactions contemplated by this Agreement and except as otherwise disclosed in the Sellers Disclosure Letter or consented to in writing by
Purchaser:

                  (a) Carry on the Business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Business except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

                  (b) Use reasonable efforts to preserve intact the goodwill and business organization of the Business, to keep the officers and employees of the Business available to Purchaser and to preserve the relationships of the Business with customers, suppliers and others having business relations with the Business;

                  (c) Not (i) sell any of the Assets, (ii) create, incur or assume any indebtedness secured by the Assets, (iii) grant, create, incur, or suffer to exist any liens or encumbrances on the Assets which did not exist on the date hereof or (iv) make any capital expenditure involving the Business in excess of $5,000 in the case of any single expenditure or $50,000 in the case of all capital expenditures;

                  (d) Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers, directors or employees associated with the Business nor grant any increase in the compensation of officers, directors or employees involved in the Business, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

                  (e) Perform in all material respects all of its obligations under all SAI Material Contracts, SAI Client Contracts, Real Property Leases and Scheduled Leases (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a SAI Material Contract, SAI Client Contract, Real Property Lease or Scheduled Lease, other than any contract that would be a SAI Material Contract, SAI Client Contract, Real Property Lease or Scheduled Lease entered into in the ordinary course of business and consistent with the past practices of the Business;

                  (f) Use reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by SAI and/or ODL with respect to the Business and the Assets;

                  (g) Use reasonable efforts to continue to collect its accounts receivable and pay its accounts payable and similar obligations in the ordinary course of business and consistent with past practices of the Business;

                  (h) Continue to work its inventory of recoverable claims in the ordinary course of business consistent with past practices of the Business and not alter the settlement ratio on claims in process in a manner inconsistent with the historical operation of the Business;

                  (i) Prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by SAI and ODL, and allow Purchaser, at its request, to review all such returns, reports, filings and amendments at Sellers' offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

                  (j) Not amend any SAI Benefit Plan, nor commit to make any amendment to any SAI Benefit Plan (other than routine amendments required by law) or commit to continue any SAI Benefit Plan or adopt any new SAI Benefit Plan for the benefit of any employees of the Business;

                  (k) Maintain cash balances in all cash accounts maintained in connection with the Business in accordance with past practices of the Business; and

                  (l) Use reasonable efforts to continue to maintain and service the Assets used in the conduct of the Business in the same manner as has been its consistent past practice.

         In connection with the continued operation of the Business between the date of this Agreement and the Closing Date, Sellers shall confer in good faith on a regular and frequent basis with one or more designated representatives of Purchaser with respect to material matters affecting or impacting the operations of the Business and consult generally with such representatives with respect to the ongoing operations of the Business. Sellers acknowledge that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Purchaser be responsible for any decisions made by the officers, directors or partners or employees of SAI or ODL with respect to matters which are the subject of such consultation.

         Section 5.2 Inspection and Access to Information. Between the date of this Agreement and the Closing Date, the Sellers will provide Purchaser and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) relating to the Business and will cause its officers to furnish to Purchaser and its authorized representatives any and all financial, technical and operating data and other information pertaining to the Business, as Purchaser shall from time to time reasonably request.

         Section 5.3 No Solicitation; Acquisition Proposals. From the date hereof until the Closing or until this Agreement is terminated or abandoned as provided in Article 7, neither the Sellers nor the Shareholders shall directly or indirectly (i) solicit or initiate (including by way of furnishing any information) discussions with or (ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Purchaser, or its authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction involving the Business or the Assets (the "Acquisition Proposal"), and each of the Sellers and Shareholders will instruct their respective officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. The Sellers and Shareholders will notify Purchaser promptly in writing if any of them become aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with any of the Sellers or Shareholders or their representatives with respect to an Acquisition Proposal.

         Section 5.4 Best Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to January 18, 1999, in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, partners, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

                  (a) Each of the Sellers, and Purchaser shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any federal, state, or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

                  (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of any of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

                  (c) Each party shall give prompt written notice to the other parties hereto of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof and (ii) any failure of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                  (d) The Sellers and Shareholders will exercise reasonable best efforts and shall cooperate in good faith with Purchaser to secure on or prior to the Closing Date all Closing Consents. In addition, the Sellers and Shareholders further agree to use their reasonable best efforts to assist Purchaser, at Purchaser's expense, in obtaining consents to assignment of all material SAI Client Contracts that were not secured on or prior to the Closing Date for a period of ninety (90) days from the Closing Date.

                  (e) Each of the parties hereto agree that with respect to each item appearing on the Sellers Disclosure Letter and the Purchaser Disclosure Letter, the Sellers or the Purchaser, as the case may be, shall specifically reference the Section or Sections of this Agreement as to which such item relates, but that all information disclosed in the Sellers Disclosure Letter or Purchaser Disclosure Letter shall be deemed disclosed for purposes of any other Section or Sections of the Agreement for which such item is responsive or applicable.

                  (f) Without the prior written consent of Purchaser, neither SAI nor ODL will terminate any employee involved in the operations of the Business if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

         Section 5.5 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless SAI, ODL or Purchaser is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of the NASDAQ/NMS and then only after making a reasonable attempt to comply with the provisions of this Section).

         Section 5.6       Financial Statements. Prior to the Closing Date,
SAI and ODL shall deliver to Purchaser, as soon as available but in no event later than 30 days after the end of each month, a balance sheet as of the last day of such month and the related statements of income, for the applicable year to date period then ended prepared in accordance with GAAP consistently applied.

         Section 5.7 Supplements to Disclosure Letters. From time to time up to the Closing Date, the Sellers and Purchaser will promptly supplement or amend their respective disclosure letters which they have delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure letter or which is necessary to correct any information in any such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to any such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.2 or 6.3 of this Agreement unless such supplement or amendment is accepted by Purchaser in its absolute and sole discretion in the case of any supplement or amendment to the Sellers Disclosure Letter, and by Sellers in their absolute and sole discretion in the case of any supplement or amendment to the Purchaser Disclosure Letter or unless the failure to disclose any information set forth in any such supplement or amendment would not have resulted in a breach of a representation or warranty made by the Sellers and the Shareholders under Article 3, in the case of any supplement or amendment to the Sellers Disclosure Letter, or of a representation or warranty made by Purchaser in Article 4, in the case of any supplement or amendment to the Purchaser Disclosure Letter. To the extent that the transactions contemplated hereby are consummated, the warranties and representations of the Sellers and the Shareholders made in Article 3 shall be deemed amended and supplemented by all information set forth in each disclosure supplement or amendment delivered by the Sellers and the warranties and representations made by Purchaser in Article 4 shall be deemed amended and supplemented by all information set forth in each disclosure supplement delivered by Purchaser, in each case as if amended on the date of execution of this Agreement.

         Section 5.8       Liability for Benefits/Withdrawal from Plans.

                  (a) On the Closing Date, Sellers shall pay to all of the employees employed in connection with the Business, or to Purchaser on behalf of such employees, all accrued and earned wages, salaries and other compensation and all accrued, earned and unused vacation, sick leave and personal days, except to the extent such amounts are accrued for or reserved on the Final Closing Date Balance Sheet. In addition, on the Closing Date, Sellers shall pay to all of the employees employed in connection with the Business, or to Purchaser on behalf of such employees, the pro rata amount of any commissions or bonuses earned by such employees for the period beginning January 1, 1998 and ending on the Closing Date (such pro rata amount shall include year-end bonuses). Sellers shall be responsible for paying all claims of any kind or description whatsoever arising under the Employee Benefit Plans or relating to employment, prior to the Closing Date, of employees employed in connection with the Business.

                  (b) Sellers agree to fully vest all of the employees employed in connection with the Business in their benefits accrued under the Subro-Audit, Inc. Employees' Retirement Plan and to take appropriate corporate action to terminate such plan prior to or on the Closing Date subject to receipt of a favorable determination letter from the Internal Revenue Service in connection with such termination. Sellers shall request a favorable determination letter from the Internal Revenue Service in connection with such termination and use their reasonable best efforts to obtain the favorable determination letter as soon as practicable after the Closing. Purchaser shall take no role (either before or after the Closing Date) in the plan termination and favorable determination letter request. Purchaser shall offer a 401(k) retirement plan to employees employed in connection with the Business who are offered employment with Purchaser and who satisfy the eligibility requirements under such 401(k) retirement plan, which plan shall recognize employment with the Business as employment with Purchaser for purposes of eligibility and vesting service and shall accept rollover contributions made by or on behalf of such employees attributable to distributions from the Subro-Audit, Inc. Employees' Retirement Plan; provided, however, that such rollover contributions are made in cash or cash equivalents and do not include loans and that prior to any such rollover contributions, Sellers provide to Purchaser an Internal Revenue Service favorable determination letter for the plan in connection with its termination. In addition, Purchaser shall make available to employees employed in connection with the Business who are offered employment with Purchaser those benefits available to similarly situated employees of Purchaser and shall recognize, for eligibility purposes (other than for purposes of Purchaser's employee stock purchase plan), employment with the Business as employment with Purchaser; provided, however, in lieu of Purchaser's welfare benefits, Purchaser and Sellers may arrange temporarily for continued coverage of such employees under corresponding welfare plans of Sellers, with Purchaser paying the employer's share of premiums under such plans, until such employees are transitioned into applicable Purchaser welfare plans.

                  (c) Purchaser shall assume full responsibility for offering and for providing "continuation coverage" to any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed by Sellers and who has experienced a "qualifying event" or is receiving "continuation coverage" on or prior to the Closing Date. "Continuation coverage," "qualified beneficiary," "qualifying event" and "group health plan" all shall have the meanings given such terms under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Sellers shall reimburse Purchaser for all out-of-pocket costs incurred by Purchaser in providing such coverage with respect to any qualified beneficiary who has experienced a qualifying event on or prior to the Closing Date, and indemnify Purchaser for any liability incurred by Purchaser as a result of any failure to provide such coverage (or any failure to provide notice of eligibility for COBRA coverage) prior to the Closing or any failure to provide such coverage (or any failure to provide notice of eligibility for COBRA coverage) to any person not disclosed to Purchaser as provided in (i) through (iv) of the following sentence. At Closing, Seller shall provide Purchaser a list of (i) all persons who have elected continuation coverage prior to the Closing Date,
(ii) all persons who are eligible to elect such coverage as of Closing but who have not done so (and the date of the COBRA notice provided to such persons),
(iii) all persons who prior to or as of the Closing Date are entitled to receive a COBRA notice as a result of a qualifying event but who have not yet received such notice, and (iv) the date of the qualifying event for all such persons listed in (i) through (iii).

         Section 5.9       Employment Matters.

                  (a) Subject to Section 5.9(b) hereof, it is Purchaser's current intention to extend offers of at-will employment to substantially all of the employees employed in connection with the Business. As promptly as practicable following the date hereof, SAI shall provide Purchaser with a list setting forth the names, addresses and such other information as Purchaser shall reasonably request and to the maximum extent permitted by applicable law concerning the employees of SAI and ODL employed in connection with the Business (the "Employees"). Purchaser will consider for employment those Employees who apply for employment with Purchaser and Purchaser will inform SAI no later than two (2) days prior to the Closing of the names of any Employees who will not be offered employment with Purchaser (the "Remaining SAI Employees") and such other information concerning the terms of employment to be offered by Purchaser to the other Employees as SAI shall reasonably request. Any offer of employment pursuant to this Section 5.9(a) shall be within the sole discretion of Purchaser and shall be on such terms and conditions as Purchaser, in its sole discretion, may determine. Nothing herein contained shall obligate Purchaser to employ or offer to employ any current or former employee of SAI or ODL, or to employ or offer to employ any such individual at any specific wage or benefit level.

                  (b) Shareholders will assist Purchaser in entering into employment agreements with the key employees of the Business set forth on Exhibit 5.9(b)(i) (the "Key Employees of the Business") on or prior to the Closing Date, which employment agreements will be in the form attached hereto as Exhibit 5.9(b)(ii). Notwithstanding the foregoing, Purchaser agrees that Purchaser shall offer Margaret O'Donnell an employment agreement in the form of Exhibit 5.9(b)(iii) attached hereto.

                  (c) No later than one day prior to the Closing, SAI and ODL shall notify all Employees other than the Remaining SAI Employees that their employment with SAI and/or ODL shall terminate at the Closing and SAI and ODL shall validly terminate such Employees as of the Closing Date.

                  (d) At the Closing, SAI and ODL shall deliver to Purchaser as part of the Assets conveyed hereunder the applicable personnel file for each Employee who Purchaser hires.

                  (e) Purchaser and the Sellers agree that Sellers shall be responsible for providing any notice required by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act") or any comparable state or local statutes, rules or regulations as a result of the transactions contemplated hereunder. Purchaser and the Sellers do not currently anticipate that any WARN Act notification will be required as a result of the transactions contemplated hereby.

         Section 5.10 Noncompetition and Nonsolicitation Agreements. SAI, ODL and the Shareholders agree to execute and deliver to Purchaser the Noncompetition and Nonsolicitation Agreement in the form attached hereto as
Exhibit 5.10 on or prior to Closing.

         Section 5.11 Books and Records. Purchaser agrees to exercise reasonable efforts to maintain and not to destroy the various books and records associated with the operation of the Business prior to Closing which are delivered by Sellers to Purchaser at Closing as part of the Assets for such period of time as is reasonably consistent with Purchaser's record retention policies or as may be required by applicable governmental rules, regulations or directives (but in any event for a period of at least seven (7) years subsequent to the Closing) and to grant each of the Sellers and the Shareholders and their agents and representatives reasonable access to such books and records on or after the Closing Date as they shall reasonably request for bona fide purposes and for so long as such books and records are maintained pursuant to the provisions hereof; provided, however, that Purchaser shall be entitled to receive a confidentiality and use agreement from any such Seller in a form and substance reasonably satisfactory to Purchaser prior to providing any such Seller with access to such books and records.

         Section 5.12 Substitution of Counsel; Attorney's Liens. From and after the Closing Date, Kevin O'Donnell and the Sellers shall cooperate in good faith with Purchaser and shall take all such actions as Purchaser shall reasonably request in order to facilitate the continued prosecution of all subrogation claims and recoveries constituting part of the Assets, including, but not limited to, any motion necessary to substitute counsel in any such cases. Kevin O'Donnell and Sellers agree not to assert or attempt to perfect any attorneys liens with respect to subrogation claims or recovery constituting part of the Assets, nor shall they assist any third party in asserting or attempting to perfect any such lien.

         Section 5.13 Notices to Lenders. Promptly after the execution of this Agreement, Sellers shall provide to lenders any notice necessary to facilitate the prepayment of any debt reflected on the Sellers' December 31, 1997 balance sheet that remains unpaid as of the date hereof. Sellers shall use their reasonable best efforts to have any such prepayment notices waived prior to the Closing Date.


                                   ARTICLE 6

                                   CONDITIONS

         Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the absence at the Closing of any (i) effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the purchase and sale of the Business and the Assets may not be consummated as herein provided; or (ii) proceeding or lawsuit commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and written notice from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

         Section 6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the acquisition of the Business and the Assets and to assume the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Sellers and Shareholders set forth in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of Sellers. Sellers and Shareholders shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement.

                  (c) Opinion of SAI's Counsel. Purchaser shall have received an opinion of Godfrey & Kahn, S. C. dated the Closing Date, substantially in the form attached hereto as Exhibit 6.2(c).

                  (d) Consents. Purchaser shall have received the Closing Consents listed on Exhibit 6.2 attached hereto.

                  (e) Certificates. Sellers shall furnish Purchaser with a certificate as to compliance with the conditions set forth in Sections 6.2(a) and (b).

                  (f) Material Contracts. Purchaser shall have received consents to assignment of all Real Property Leases, Scheduled Leases and SAI Client Contracts identified as long-term contracts on Exhibit 6.2(f) and identified as requiring the consents of third parties as set forth in the Sellers Disclosure Letter.

                  (g) Title Insurance. Purchaser shall have received, at Purchaser's cost and expense, a binding commitment to issue an ALTA owner's policy of title insurance (Form 10-17-92) covering the Real Property in an amount equal to Five Million Dollars ($5,000,000) naming Purchaser as proposed insured. Such commitment shall be written by a title insurance company reasonably acceptable to Purchaser and licensed in the States of Wisconsin and Georgia, shall show title to such Real Property to be vested in the applicable Seller free and clear of all liens and encumbrances, except Permitted Liens and other matters approved in writing by Purchaser, shall commit to issue such endorsements as Purchaser shall reasonably require, and shall otherwise be in form and content acceptable to Purchaser. At the Closing, the title insurer or its authorized agent shall either issue the policy of title insurance contemplated by the aforesaid commitment or "mark" the commitment to reflect satisfaction of the requirements therein and effectively convert the commitment to a policy of title insurance.

                  (h) Noncompetition and Nonsolicitation Agreement. Each of the Sellers and the Shareholders shall have executed and delivered the Noncompetition and Nonsolicitation Agreement in the form attached hereto as Exhibit 5.10.

                  (i) Escrow Agreement. Sellers and Shareholders shall have executed the Escrow Agreement.

                  (j) Kevin O'Donnell Employment Agreement. Kevin O'Donnell shall have executed and delivered an employment agreement in the form of Exhibit 6.2(j) attached hereto.

         Section 6.3 Conditions to Obligations of Sellers. The obligations of Sellers to effect the sale of the Business and the Assets and the assignment of the Assumed Obligations shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                  (b) Performance of Obligations of Purchaser. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

                  (c) Opinion of Purchaser's Counsel. The Sellers shall have received an opinion of King & Spalding, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.3(c).

                  (d) Certificates. Purchaser shall furnish Sellers with a certificate as to compliance with the conditions set forth in Sections 6.3(a) and (b).

                  (e) Escrow Agreement. Purchaser shall have executed the Escrow Agreement, defined above, and funded the escrow account as per the terms of the Escrow Agreement.

                  (f) Employment Agreement. Purchaser shall have executed the Agreement referenced in Section 5.9(b) with Margaret O'Donnell.

                  (g) Key Employee Employment Agreements. Purchaser shall have offered the Key Employees of the Business employment agreements in the form of Exhibit 5.9(b)(ii) attached hereto.

                  (h) Kevin O'Donnell Employment Agreement. Purchaser shall have executed an employment agreement in the form of Exhibit 6.2(j) attached hereto.

                  (i) Purchaser Letter. Purchaser shall have executed the letter in the form of Exhibit 6.3(i) attached hereto.


                                   ARTICLE 7

                                  TERMINATION

         Section 7.1 Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual agreement of the Boards of Directors of the Purchaser and SAI;

                  (b) by SAI, if the conditions set forth in Sections 6.1 and 6.3 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before January 31, 1999; and

                  (c) by Purchaser, if the conditions set forth in Sections 6.1 and 6.2 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Sellers on or before January 31, 1999.

         Section 7.2 Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

         Section 7.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 7, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors, partners or stockholders, except for obligations under Section 5.5, Section 9.14 and this Section, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.


                                   ARTICLE 8

                                INDEMNIFICATION

         Section 8.1 Indemnification Obligations of the Shareholders and Sellers. From and after the Closing, each of the Shareholders and Sellers, jointly and severally, shall, subject to the limitations set forth in this
Article 8 and in accordance with the procedures of Section 8.3, indemnify and hold harmless Purchaser and its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (a) Any and all liabilities and obligations of any of the Sellers of any nature whatsoever, except the Assumed Obligations;

                  (b) Any breach of any representation or warranty made by any of the Sellers or Shareholders in this Agreement or in any certificate, agreement, exhibit or schedule in connection with the matters contemplated hereby or pursuant to the provisions hereof (collectively, the "SAI Ancillary Documents");

                  (c) Any fraud or any knowing and intentional breach of any representation, warranty, covenant, agreement or undertaking made by any of the Sellers in this Agreement or the SAI Ancillary Documents; or

                  (d) Any breach of any covenant, agreement or undertaking made by any of the Sellers or Shareholders in this Agreement or in the SAI Ancillary Documents.

         The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 8.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Purchaser Losses."

         Section 8.2 Indemnification Obligations of Purchaser. From and after the Closing, Purchaser shall, subject to the limitations set forth in this Article 8 and in accordance with the procedures set forth in Section 8.3, indemnify and hold harmless the Sellers and Shareholders and each of their subsidiaries and affiliates, each of their respective officers, directors, shareholders, partners, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "SAI Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

                  (a)      The Assumed Obligations;

                  (b) Any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate, agreement, exhibit or schedule in connection with the matters contemplated hereby or pursuant to the provisions hereof (the "Purchaser Ancillary Documents");

                  (c) Any fraud or any knowing and intentional breach of any representation, warranty, covenant, agreement or undertaking made by Purchaser in this Agreement or the Purchaser Ancillary Documents; or

                  (d) Any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in the Purchaser Ancillary Documents.

         The claims, liabilities obligations, losses, costs, expenses, penalties, fines and damages of the SAI Indemnified Parties described in this
Section 8.2 as to which the SAI Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as " SAI Losses."

         Section 8.3       Indemnification Procedure.

                  (a) Promptly after receipt by a Purchaser Indemnified Party or a SAI Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify Purchaser or Sellers, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim if, but only if, and only to the extent that, such failure to notify the Indemnifying Party prejudices the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party which consent may not be unreasonably withheld, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                  (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim (a "Final Claim"), the Indemnifying Party shall deliver to the Indemnified Party immediately available funds in an amount equal to such Final Claim as determined hereunder.

                  (d) Notwithstanding anything to the contrary set forth herein, to the extent that Purchaser shall have in place errors and omissions or other insurance covering a Purchaser Loss hereunder, then Purchaser hereby agrees to first seek recovery of such Purchaser Loss under such Purchaser Insurance before seeking indemnification from the Sellers for such Purchaser Loss hereunder. To the extent that such Purchaser Insurance shall cover such Purchaser Loss, Purchaser hereby agrees not to seek indemnification from the Sellers hereunder for such Purchaser Loss; provided, however, that any deductible paid by Purchaser in connection with such Purchaser Loss covered by such Purchaser Insurance shall constitute a Purchaser Loss hereunder and shall be subject to the indemnification obligation of the Sellers set forth in Section 8.1 hereof.

                  (e) Notwithstanding any provision to the contrary set forth herein, Purchaser shall be entitled to off-set the amount of any Final Claim amount due Purchaser or any Purchaser Indemnified Party from Sellers or Shareholders under this Article 8 against any and all amounts that Purchaser may owe Sellers or Shareholders pursuant to
         Article 1 hereof, including but not limited to any Positive Working Capital Balance, First Earn-Out Payment and/or Second Earn-Out Payment.

The determination of the amount of any Purchaser Loss or SAI Loss for which indemnification may be claimed under this Article 8 shall be net of any tax benefit derived and net of any tax incurred as a result of the receipt of such indemnification payment by the party bearing such Purchaser Loss or SAI Loss.

         Section 8.4 Claims Period. Except as provided in this Section 8.4, no claim for indemnification under this Agreement may be asserted by an Indemnified Party after the expiration of the appropriate claims period (the "Claims Period") which shall commence on the Closing Date and shall terminate eighteen months after the Closing Date; provided, however, that the Claims Period with respect to: (a) Purchaser Losses arising under Sections 5.8(c) or 8.1(a), (c) and (d) of this Agreement, arising under or incurred in connection with any of the matters listed on Exhibit 1.10(g) hereto, or arising out of or relating to any of the pending, threatened or other claims identified on Annex
3.9 to the Sellers Disclosure Letter shall commence on the date hereof and shall survive and remain in effect until the fifth anniversary of the Closing; and (b) SAI Losses arising under Section 8.2(a), (c) and (d) shall commence on the date hereof and shall survive and remain in effect until the fifth anniversary of the Closing. No Indemnified Party shall be entitled to make any claim for indemnification hereunder after the appropriate Claims Period; provided, however, that if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis of such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

         Section 8.5 Liability Limits. Notwithstanding anything to the contrary set forth herein:

                  (a) The Sellers and Shareholders shall only be liable for Purchaser Losses arising hereunder solely to the extent that any such Purchaser Losses exceed, in the aggregate, One Hundred Thousand Dollars ($100,000) (the "SAI Basket Amount"); provided, however, that Purchaser Losses arising under or pursuant to Sections 5.8(c) or 8.1
         (a), (c) and (d) of this Agreement, arising under or incurred in connection with any of the matters listed on Exhibit 1.10(g) hereto, or arising out of or relating to any of the pending, threatened or other claims identified on Annex 3.9 to the Sellers Disclosure Letter shall not be subject to the SAI Basket Amount, nor shall the amount of any such Purchaser Losses be included with other Purchaser Losses in determining whether such SAI Basket Amount has been reached.

                  (b) The indemnification obligations of the Sellers and Shareholders hereunder shall not exceed in the aggregate Three Million Dollars ($3,000,000) (the "Sellers' Cap Amount"); provided, however, that Purchaser Losses arising under or pursuant to Sections 5.8(c) or
         8.1 (a), (c) and (d) of this Agreement, arising under or incurred in connection with any of the matters listed on Exhibit 1.10(g) hereto, or arising out of or relating to any of the pending, threatened or other claims identified on Annex 3.9 to the Sellers Disclosure Letter shall not be subject to the Sellers' Cap Amount and there shall be no limitation on the indemnification obligations of the Sellers with respect to Purchaser Losses arising under or pursuant to such provisions.

                  (c) For purposes of the indemnification obligations of the Sellers under this Article 8 and the applicable representations and warranties of the Sellers and Shareholders set forth in Article 3 hereof (but not for purposes of determining the satisfaction of the conditions set forth in Section 6.2(a) and (b) hereof), a Purchaser Loss or series of related Purchaser Losses shall be deemed to have a Material Adverse Effect on the Business if such Purchaser Loss or series of related Purchaser Losses exceeds Twenty Thousand Dollars ($20,000); provided, however, that for purposes of determining the satisfaction of the SAI Basket Amount under Section 8.5(a), all representations, warranties, covenants, agreements or undertakings referred to in Section 8.1 (b) and (c) hereof shall be read so as to exclude therefrom the term "material" (or similar works of like import) and the effect thereof under this Article 8.

         Section 8.6       Jurisdiction and Forum.

                  (a) By the execution and delivery of this Agreement, each Indemnifying Party irrevocably designates and appoints each of the parties set forth under its name below as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in any state or federal court in the State of Delaware.

                           SAI, ODL AND SELLERS:

                              Mr. Kevin M. O'Donnell;
                              Ms. Leah Lampone and
                              Subro-Audit, Inc.
                              9516 West Brookside Drive
                              Greenfield, Wisconsin 53228
                              Attn:  Leah Lampone

                           PURCHASER:

                              Patrick B. McGinnis
                              Chairman, President and Chief Executive Officer Healthcare Recoveries, Inc.
                              1400 Watterson Tower
                              Louisville, Kentucky 40218

                  In addition, each party agrees that service of process upon the above-designated individuals shall be deemed in every respect effective service of process upon such Indemnifying Party in any such suit or proceeding. Each such Indemnifying Party further agrees to take any and all action reasonably requested by an Indemnified Party, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the above-designated individuals in full force and effect so long as this Agreement shall be in effect. The foregoing shall not limit the rights of any party to serve process in any other matter permitted by law.

                  (b) To the extent that any Indemnifying Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Indemnifying Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

                  (c) With the exception of resolution of claims, disputes, controversies or claims specifically addressed above in
         Section 1.7(g) of this Agreement or claims related to the determination of the Final Working Capital Amount which will be resolved under Section

         1.6 of this Agreement, the parties hereto hereby agree that the only appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any state or federal court in the State of Delaware and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         Section 8.7 Compliance with Bulk Sales Laws. Purchaser and Sellers hereby waive compliance by Purchaser and Sellers with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         Section 8.8 Sole Remedy. The sole remedy of any party for any and all claims arising from and after the Closing Date with respect to the transactions contemplated herein, whether under or as a result of this Agreement or otherwise, shall be the indemnity set forth in this Article 8, as limited by the provisions set forth in this Article 8; provided, however, that any dispute relating to the Final Working Capital Amount shall be resolved in accordance with Section 1.6 of this Agreement and any dispute relating to the First Earn-Out Payment or the Second Earn-Out Payment shall be resolved in accordance with Section 1.7(g) of this Agreement; provided further, that nothing herein shall limit the parties rights to seek and obtain specific performance and other equitable remedies pursuant to Section 7.2 of this Agreement.


                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS

         Section 9.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made on the date delivered if delivered in person, on the date initially received if delivered by telecopy transmission followed by registered or certified mail confirmation, on the date delivered if delivered by a nationally recognized overnight courier service or on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

                  TO PURCHASER:

                           Healthcare Recoveries, Inc.
                           1400 Watterson Tower
                           Louisville, Kentucky 40218
                           Attn: Patrick B. McGinnis
                           Telecopy No.: (502) 454-1065

                           with a copy to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303
                           Attn: William R. Spalding, Esq.
                           Telecopy No.: (404) 572-5145

                  TO THE SELLERS OR THE SHAREHOLDERS:

                           c/o Mr. Kevin M. O'Donnell
                           Ms. Leah Lampone
                           9516 West Brookside Drive
                           Greenfield, Wisconsin 53228

                           with a copy to:

                           Godfrey & Kahn
                           780 North Water Street
                           Milwaukee, Wisconsin 53202-3590
                           Attn: Peter M. Sommerhauser, Esq.
                           Telecopy No.: (414) 273-5198

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

         Section 9.2 Disclosure Letters and Exhibits. The Sellers Disclosure Letter, the Purchaser Disclosure Letter and all Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         Section 9.3 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Atlanta, Georgia are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

         Section 9.4 Assignment; Successors in Interest. No assignment or transfer by Purchaser or SAI, ODL or the Sellers of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

         Section 9.5 Investigations; Representations and Warranties. The representations and warranties of Sellers, Shareholders and Purchaser set forth in this Agreement shall not be extinguished by the Closing and shall survive until expiration of the applicable Claims Period. Notwithstanding anything to the contrary set forth in this Section 9.5, the covenants and agreements of Sellers, Shareholders and Purchaser set forth herein shall survive the Closing and shall remain in full force and effect until duly satisfied or performed by the appropriate party hereto or until expiration of the applicable claims period. The respective representations and warranties of Purchaser, Sellers and Shareholders contained herein or in any certificate, or other document delivered by any party prior to Closing shall not be deemed waived or otherwise affected by any investigation made by a party hereto.

         Section 9.6 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         Section 9.7 Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and the Sellers Disclosure Letter.

         Section 9.8 Sellers' Executives, Knowledge. As used in this Agreement, the terms "the best knowledge of the Sellers' Executives," "known to the Sellers' Executives" or words of similar import used herein with respect to the Seller, the Business or the Assets shall mean the actual knowledge of the Sellers' Executives together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Sellers' Executives" shall consist of Kevin M. O'Donnell, Leah Lampone, Mark Tojek, Mary Jo Liegler, Al Vergolina, Gene Silverman, Robert Diehl and Nancy Schliesmann.

         Section 9.9       Controlling Law; Integration, Amendment.

                  (a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to Delaware's choice of law rules. This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto; provided, however, that nothing herein shall affect the validity of the Confidentiality Agreement dated October 23, 1997 by and between Purchaser and Sellers which shall remain in full force and effect.

                  (b) This Agreement may be amended by the parties hereto by or pursuant to action taken by their respective Boards of Directors at any time. Without limiting the foregoing, this Agreement may not be amended, modified or supplemented except by written agreement executed by each of the parties hereto.

         Section 9.10 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

         Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

         Section 9.12 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

         Section 9.13 Waiver. At any time prior to the Closing, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

         Section 9.14 Fees and Expenses. Each of Purchaser, Sellers and Shareholders shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                            HEALTHCARE RECOVERIES, INC.



Attest:                                     By: /s/ Patrick B. McGinnis
                                               -------------------------------
                                            Title: Chairman, President & CEO
                                                   ---------------------------

By: /s/ Douglas R. Sharps
   ------------------------------------
Title: Executive Vice President, CFO &
       --------------------------------
       Secretary
       ---------


                                            SUBRO-AUDIT, INC.



Attest:                                     By: /s/ Kevin M. O'Donnell
                                               -------------------------------
                                            Title: President
                                                   ---------------------------

By: /s/ Leah M. Lampone
   ------------------------------------
Title: Assistant Secretary
       --------------------------------

                                            O'DONNELL LEASING CO.



                                     By:   /s/ Kevin M. O'Donnell
                                           -----------------------------------
                                           General Partner


                                           /s/ Leah M. Lampone
                                           -----------------------------------
                                           General Partner



                                           SHAREHOLDERS


                                           /s/ Kevin M. O'Donnell
                                           -----------------------------------
                                           Kevin M. O'Donnell


                                           /s/ Leah M. Lampone
                                           -----------------------------------
                                           Leah M. Lampone